Exhibit 10.1

Execution Version

MASTER CONTRIBUTION AND ASSIGNMENT

AGREEMENT

BY AND AMONG

LANDMARK APARTMENT TRUST OF AMERICA, INC.,

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP,

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

AND

ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC

JULY 1, 2013

TABLE OF CONTENTS

ARTICLE I CONTRIBUTION TRANSACTIONS		3
1.1	Contribution Transactions	3
1.2	No Representations	4
1.3	Release	5

ARTICLE II CONSIDERATION; APPORTIONMENTS AND OTHER ADJUSTMENTS		6

2.1	Consideration	6
2.2	Apportionments, etc.	6

ARTICLE III TITLE AND OTHER PROPERTY RELATED MATTERS		6

3.1	Title Matters	6
3.2	Excluded Liabilities	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE EL ENTITIES		7

4.1	Organization; Capacity; Power	8
4.2	Authorization of Agreements; Enforceability	8
4.3	Governmental Filings and Authorizations	9
4.4	Other Third Party Approvals and Consents	9
4.5	Contravention	9
4.6	Brokerage Fees	9
4.7	Litigation	9
4.8	Solvency	10
4.9	Foreign Corrupt Practices Act	10
4.10	Money Laundering Laws	10
4.11	OFAC	10

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO THE CONTRIBUTED ENTITIES, THE PROPERTIES AND THE LP PURCHASE AGREEMENTS		10

5.1	Organization and Authorization; No Conflicts	10
5.2	Capitalization; Title to Contributed Entities	11
5.3	Absence of Defaults and Conflicts; Consents and Approvals	11
5.4	Subsidiaries and Investments	12
5.5	Absence of Undisclosed Liabilities	12
5.6	Taxes	13
5.7	Absence of Certain Changes or Events	14
5.8	Real Property. With respect to each Contributed Property:	14
5.9	FF&E	15
5.10	Contracts. With respect to each Contributed Property:	16
5.11	Litigation	16
5.12	Environmental Matters	16

5.13	Employees	16
5.14	Construction Contracts; Mechanics’ Liens	16
5.15	Loan Documents	17
5.16	Special Assessments	17
5.17	Affiliate Transactions	17
5.18	Patriot Act	17
5.19	Possession of Licenses and Permits	18
5.20	Condition of Properties	18
5.21	Access and Utilities	19
5.22	Rent-Ready	19
5.23	Brokerage Fees	19
5.24	Insurance	19
5.25	Foreign Corrupt Practices Act	19
5.26	Solvency	20
5.27	LP Purchase Agreements	20

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE LATA PARTIES		20

6.1	SEC Reports; Financial Statements	20
6.2	No Material Adverse Change in Business	21
6.3	Good Standing of LATA and LATA Holdings	21
6.4	Good Standing of Subsidiaries	22
6.5	Capitalization	22
6.6	Authorization of Agreement; Enforceability	23
6.7	Absence of Defaults and Conflicts	23
6.8	Absence of Proceedings	24
6.9	Accuracy of Descriptions	24
6.10	Possession of Intellectual Property	24
6.11	Absence of Further Requirements	25
6.12	Possession of Licenses and Permits	25
6.13	Accounting Controls and Disclosure Controls	25
6.14	Tax Returns and Payment of Taxes	25
6.15	Insurance	26
6.16	REIT Qualification	26
6.17	ERISA	26
6.18	Absence of Labor Dispute	26
6.19	Foreign Corrupt Practices Act	27
6.20	Money Laundering Laws	27
6.21	OFAC	27
6.22	Partnership Agreement	27
6.23	Brokerage Commissions and Finder’s Fees	27
6.24	No Consents	27

ARTICLE VII COVENANTS AND OTHER AGREEMENTS		28

7.1	Access to Information	28
7.2	Conduct of LATA Business Pending the Final Closing	28
7.3	Interim Operation of the Contributed Properties	29
7.4	Fulfillment of Conditions; Consents; Lender Approvals	30

7.5	Notice	32
7.6	Further Assurances	32
7.7	Publicity; Disclosure	32
7.8	SEC Compliance	32
7.9	Tax Protection	33
7.10	Registration Rights Agreement	34
7.11	Contribution Structure Chart	34

ARTICLE VIII TAX MATTERS		34

8.1	Tax Matters	34
8.2	Allocation of Taxes	35
8.3	Cooperation	35
8.4	Tax Returns	36
8.5	Claims; Tax Proceedings	36
8.6	Certain Tax Elections	37
8.7	Other Treatment	37
8.8	Other Provisions	37
8.9	Survival	37
8.10	Transfer Taxes	37

ARTICLE IX CLOSINGS		38

9.1	Closings	38
9.2	Closing deliveries by the LATA Parties	38
9.3	Closing deliveries by the EL Entities	39

ARTICLE X CONDITIONS PRECEDENT		40

10.1	Conditions Precedent to the Obligations of the EL Entities at Each Closing	40
10.2	Conditions Precedent to the Obligations of the LATA Parties at Each Closing	41

ARTICLE XI TERMINATION		43

11.1	Termination	43
11.2	Effect of Termination	44
11.3	Fees and Expenses	44

ARTICLE XII GENERAL PROVISIONS		44

12.1	Limited Survival of Representations, Warranties, Covenants and Agreements	44
12.2	Notices	44
12.3	Severability	45
12.4	Amendment	45
12.5	Parties in Interest	46
12.6	Governing Law; Jurisdiction and Venue	46
12.7	Waiver of Jury Trial	46
12.8	Waiver	46
12.9	Mutual Drafting	46
12.10	Entire Agreement	47
12.11	Counterparts	47
12.12	Section Headings; Interpretation	47

Index of Schedules

Schedule A:	Contribution Structure Chart

Schedule B:	Title Objections

Schedule 3.1(c):	Title Insurance Commitments

Schedule 4.4:	Consents and Approvals Required for Contribution Transactions

Schedule 5.2:	Ownership of Contributed Entities

Schedule 5.3	EL Consents and Approvals re: Org Docs, Loan Docs, Contracts, Permits and Laws

Schedule 5.4:	Subsidiaries of Contributed Entities

Schedule 5.5:	Undisclosed Liabilities

Schedule 5.8(c)(i):	Rent Roll

Schedule 5.8(c)(ii)	Lease Matters

Schedule 5.8(d):	Options to Purchase Real Property

Schedule 5.8(e):	Certain Impairments

Schedule 5.8(f):	Abatements, Categorizations

Schedule 5.9:	FF&E

Schedule 5.10:	Schedule of Non-Terminable Contracts

Schedule 5.11:	Litigation

Schedule 5.14:	Construction Contracts

Schedule 5.15:	Loan Documents

Schedule 5.20:	Condition of Properties

Schedule 6.5:	Ownership of LATA Holdings

Schedule 6.24:	LATA Consents and Approvals re: Org Docs, Loan Docs, Contracts, Permits and Laws

Schedule 7.4(c)(ii):	Contributed Properties Subject to Refinancing

Schedule 9.2(d):	REIT Ownership Limit Waiver Recipients

Schedule 12.12(b):	Knowledge Parties

Index of Exhibits

Exhibit A-1:	Form of Contribution Agreement

Exhibit A-2	Form of Assignment and Assumption of LP Contract

Exhibit B:	Executed Hunt Pool 1 LP Purchase Agreement

Exhibit C:	Executed Hunt Pool 2 LP Purchase Agreement

Exhibit D:	Executed Heitman LP Purchase Agreement

Exhibit E:	[Intentionally Deleted]

Exhibit F:	Form of Audit Inquiry Letter

Exhibit G:	Executed Copy of Registration Rights Agreement

Exhibit H:	Form of Tax Protection Agreement

Exhibit I:	Form of REIT Ownership Limit Waiver

Exhibit J:	Form of Opinion of Tax Counsel to LATA Parties

Exhibit K:	Executed Common Investment Agreement

MASTER CONTRIBUTION AND ASSIGNMENT AGREEMENT

This MASTER CONTRIBUTION AND ASSIGNMENT AGREEMENT (“Agreement”), dated as of July 1, 2013, is made and entered into by and among Landmark Apartment Trust of America, Inc., a Maryland corporation (“LATA”), Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership (“LATA Holdings” and, together with LATA, the “LATA Parties”), Elco Landmark Residential Holdings LLC, a Delaware limited liability company (“EL1”), and Elco Landmark Residential Holdings II LLC, a Delaware limited liability company (“EL2” and together with EL1, the “EL Entities”). LATA, LATA Holdings and the EL Entities are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A. LATA is engaged in the business of acquiring, holding and managing apartment communities and other real estate investments. LATA has been organized and operated to qualify as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). LATA holds all or substantially all of its properties through LATA Holdings, its operating partnership.

B. An Affiliate of LATA manages each of the properties identified on Schedule A hereto as a contributed property (each, a “Contributed Property” and, together, the “Contributed Properties”). Each of the Contributed Properties is owned, directly or indirectly, by one or more of the EL Affiliates, together with one or more other Persons (which other Persons may include current or former employees of the EL Entities or the EL Affiliates, associates and relatives of Joseph Lubeck and other individual or institutional investors that are not EL Affiliates, Affiliates of the EL Entities or Joseph Lubeck).

C. The Parties desire to provide for the assignment, sale and contribution, as applicable, to LATA Holdings, directly or indirectly, in one or more Closings, hereunder or under other agreements contemplated herein, of 100% of each of the Contributed Properties by their respective owners, in each case, by assigning, selling and contributing, as applicable, 100% of the equity interests of each entity that owns directly or indirectly each such Contributed Property (each, a “Contributed Entity” and, collectively, the “Contributed Entities”) pursuant to several assignment and assumption, purchase and sale and contribution agreements, in each case, in exchange for consideration consisting of cash or limited partnership interests in LATA Holdings (“OP Units”), upon the terms and subject to the conditions set forth below.

D. Concurrently with the execution and delivery of this Agreement, the LATA Parties have entered into five (5) separate agreements with certain of the EL Affiliates, as more particularly described on Schedule A hereto, each in the form attached hereto as Exhibit A-1 (each, a “Contribution Agreement” and collectively, the “Contribution Agreements”), pursuant to which each of the applicable EL Affiliates shall contribute to LATA Holdings its approximate ten percent (10%) equity ownership of the applicable Contributed Entity (such equity interests, the “Contributed Interests”) in exchange for consideration consisting of OP Units (subject to and as more particularly set forth in each Contribution Agreement).

E. Concurrently with the execution and delivery of this Agreement, LATA Holdings has entered into an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A-2 with Elco LR OPT II REIT LP, a Delaware limited partnership (“OPT REIT”) and an Affiliate of the EL Entities and the successor in interest to EL1’s interest, as purchaser, under that certain Membership Interest Purchase Agreement, dated as of November 26, 2012, by and among EL1, Hunt Commercial Realty Partners III, L.P., and ADMG Faircave Partners LP, a copy of which is attached hereto as Exhibit B (as the same may be amended from time to time, the “Hunt Pool 1 LP Purchase Agreement”), pursuant to which, on the date hereof, OPT REIT shall assign, and LATA Holdings shall accept and assume, all of OPT REIT’S right, title and interest in and to, and all obligations under, the Hunt Pool 1 LP Purchase Agreement in exchange for OP Units (the “Hunt Pool 1 Contract Assignment”) and, thereafter, LATA Holdings shall have the right and obligation to purchase, for cash, approximately 90% of the equity interests of the applicable Contributed Entities described in the Hunt Pool 1 LP Purchase Agreement and on Schedule A hereto (subject to and as more particularly set forth in the Hunt Pool 1 LP Purchase Agreement).

F. Concurrently with the execution and delivery of this Agreement, LATA Holdings has entered into an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A-2 with EL1, as purchaser, under that certain Membership Interest Purchase Agreement, dated as of November 26, 2012, by and among EL1, Apartment Properties Income and Growth Fund I, LLC and ADMG Partners LP, a copy of which is attached hereto as Exhibit C (as the same may be amended from time to time, the “Hunt Pool 2 LP Purchase Agreement”), pursuant to which, on the date hereof, EL1 shall assign, and LATA Holdings shall accept and assume, all of EL1’s right, title and interest in and to, and all obligations under, the Hunt Pool 2 LP Purchase Agreement in exchange for cash and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged (the “Hunt Pool 2 Contract Assignment”) and, thereafter, LATA Holdings shall have the right and obligation to purchase, for cash, approximately 90% of the equity interests of the applicable Contributed Entities as more fully described in the Hunt Pool 2 LP Purchase Agreement and on Schedule A hereto (subject to and as more particularly set forth in the Hunt Pool 2 Purchase Agreement).

G. Concurrently with the execution and delivery of this Agreement, LATA Holdings has entered into an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A-2 with MB Equity Holdings Inc., an international business company organized under the laws of the British Virgin Islands (“Boukris”), and the successor in interest to the interest, as purchaser, of ADMG 191 Partners, LP, a Florida limited partnership (“ADMG 191”) an Affiliate of the EL Entities, under that certain Purchase and Sale Agreement, dated as of November 29, 2012, by and between ADMG 191 and HVP Landmark Investor II, a copy of which is attached hereto as Exhibit D (as the same may be amended from time to time, the “Heitman LP Purchase Agreement”; and, together with the Hunt Pool 1 LP Purchase Agreement and the Hunt Pool 2 LP Purchase Agreement, collectively, the “LP Purchase Agreements”) pursuant to which, on the date hereof, Boukris shall assign and LATA Holdings shall accept and assume, all of Boukris’ right, title and interest in and to, and all obligations under, the Heitman LP Purchase Agreement in exchange for OP Units (the “Heitman Contract Assignment”; and, together with the Hunt Pool 1 Contract Assignment and the Hunt Pool 2 Contract Assignment, collectively, the “Contract Assignments” and, individually, each, a “Contract Assignment”) and, thereafter, LATA Holdings shall have the right and obligation to purchase, for cash, approximately 90% of the equity interests of the applicable Contributed Entities described in the Heitman LP Purchase Agreement and on Schedule A hereto (subject to and as more particularly set forth in the Heitman LP Purchase Agreement).

H. Concurrently with the execution and delivery of this Agreement, the LATA Parties have entered into a Common Stock Purchase Agreement with the investors named therein, a copy of which is attached hereto as Exhibit K (the “Common Investment Agreement”), relating to the cash investments by such investors in exchange for the securities set forth therein. The Common Investment Agreement provides for the investments contemplated thereby to be consummated immediately prior to the Initial Closing hereunder.

I. Appendix I to this Agreement contains certain definitions and cross-references to terms defined in the body of the Agreement.

NOW, THEREFORE, the Parties acknowledge the adequacy of the consideration provided to each through their respective representations, warranties, conditions, rights and promises contained in this Agreement and, intending to be legally bound, agree as provided below.

ARTICLE I

CONTRIBUTION TRANSACTIONS

1.1 Contribution Transactions.

(a) Upon the terms and subject to the conditions set forth herein and in the applicable Contribution Agreements, the EL Entities agree to cause the applicable EL Affiliates to contribute, transfer, assign and deliver to LATA Holdings, and LATA Holdings agrees to acquire, accept and receive, the Contributed Interests with respect to such Contributed Properties pursuant to the Contribution Agreements, in exchange for OP Units, as specified in the Contribution Structure Chart attached hereto as Schedule A and made a part hereof (the “Contribution Structure Chart”) with respect to such Contributed Property.

(b) Upon the terms and subject to the conditions set forth herein and in the applicable Contract Assignment, the EL Entities agree to cause the applicable EL Affiliates to assign to LATA Holdings, and LATA Holdings agrees to accept and assume the applicable contract rights pursuant to the Contract Assignments (collectively, the “Contract Rights”) in exchange for OP Units, cash and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged as specified in the Contribution Structure Chart with respect to such Contributed Property.

(c) The Contribution Structure Chart shows each Contributed Property and sets forth (i) the names of all of the Contributed Properties and their respective addresses of record (ii) the Contributors, indicating the equity interests of the applicable Contributed Entities held by each such Contributors, (iii) whether there will be a contribution of Contributed Interests or assignment of Contract Rights, and the specific number of OP Units and the cash consideration (if any) payable to each Contributor in return for the specified Contributed Interests and/or assignment of Contract Rights, as applicable, (iv) which Contributors, if any, are eligible to receive tax protection, (v) an aggregate calculation of the cash consideration and the total number of OP Units payable in connection with this Agreement, the Contribution Agreements and the Contract Assignments and (vi) certain other information with respect to the contribution transaction structure.

(d) Upon the terms and subject to the conditions set forth herein, in the LP Purchase Agreements and in the Contract Assignments, LATA Holdings agrees that on, or promptly after the date hereof, it shall close on the transactions contemplated under the LP Purchase Agreements in accordance with the terms thereof.

1.2 No Representations.

(a) EACH OF THE LATA PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (I) EXCEPT AS SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, OR IN ANY EXHIBIT OR SCHEDULE ATTACHED HERETO OR THERETO, OR IN ANY OTHER DOCUMENT REQUIRED HEREIN OR THEREIN (THE “APPLICABLE DOCUMENTS”), THE CONTRIBUTED PROPERTIES, THE CONTRACT RIGHTS AND THE CONTRIBUTED INTERESTS, AS APPLICABLE, ARE BEING CONTRIBUTED “AS IS, WHERE IS AND WITH ALL FAULTS” AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE APPLICABLE DOCUMENTS, NEITHER OF THE LATA PARTIES IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM THE EL ENTITIES, THE CONTRIBUTORS, THE RESPECTIVE AFFILIATES OF ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AS TO ANY MATTER CONCERNING THE CONTRACT RIGHTS, CONTRIBUTED PROPERTIES AND THE CONTRIBUTED INTERESTS, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCUDING, WITHOUT LIMITATION, THE ECONOMICS OF, OR THE INCOME AND EXPENSS, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS, RELATING TO THE OPERATION OF, ANY CONTRIBUTED PROPERTY.

(b) EACH OF THE LATA PARTIES ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY IT OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF LATA HOLDINGS, AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT THE APPLICABLE DOCUMENTS, NONE OF THE EL ENTITIES, THE CONTRIBUTORS, THE RESPECTIVE AFFILIATES OF ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. EACH OF THE LATA PARTIES ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE APPLICABLE DOCUMENTS, LATA HOLDINGS IS SOLELY RESPONSIBLE FOR OBTAINING ANY APPROVAL OR PERMIT NECESSARY FOR ACCEPTANCE BY IT OF ANY CONTRIBUTED PROPERTY OR ANY CONTRIBUTED INTEREST, DIRECTLY OR INDIRECTLY, AND SUBJECT TO APPLICABLE APPORTIONMENTS AS PROVIDED IN SECTION 2.2 HEREOF, FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT THE SOLE COST AND EXPENSE OF LATA HOLDINGS.

(c) This section 1.2 shall survive any Closing or the termination of this Agreement.

1.3 Release.

(a) Without limiting the provisions of Section 1.2, each of the LATA Parties, for itself and any of its successors and assigns and their Affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, any of the EL Entities, the Contributors or their respective Affiliates, any Representative of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a “Contributor Party”, and collectively, the “Contributor Parties”) with respect to any and all suits, actions, Proceedings, investigations, demands, Claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise, including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with any Contributed Property or Contributed Entity or any portion thereof (collectively, “Covered Claims”), including, without limitation, the physical, environmental and structural condition of any Contributed Property or any Law applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Contributed Properties; provided, however, that the foregoing shall not operate to waive any rights to recover from, or to release or discharge or covenant not to bring any action against any Contributor Party (i) for any act of that Contributor Party that constitutes fraud or (ii) in respect of any Covered Claims arising under any of the Transaction Documents. In addition, each of the LATA Parties, for itself and any of its successors and assigns, hereby covenants and agrees to, and where applicable hereby releases, defends, indemnifies and holds harmless each of the Contributor Parties and their respective Affiliates from and against any future Covered Claims to the extent relating to any Hazardous Materials that may be placed, located or released on or at any Contributed Property from and after the applicable Closing for such Contributed Property. The obligation of the LATA Parties set forth in the immediately preceding sentence will not require either of the LATA Parties, or its successors or assigns, to indemnify or defend any Contributor Party from any Covered Claims arising out of or related to any Proceeding commenced against any Contributor Party to the extent, if any, that such Proceeding seeks recovery for harm suffered due to Hazardous Materials contaminating or otherwise adversely affecting or migrating from any Contributed Property on or before the applicable Closing for such Contributed Property.

(b) In connection with this Section 1.3, each of the LATA Parties expressly waives the benefits of any provision or principle of federal or state Law that may limit the scope or effect of the foregoing waiver and release.

(c) This Section 1.3 shall survive any Closing or the termination of this Agreement.

ARTICLE II

CONSIDERATION; APPORTIONMENTS AND OTHER ADJUSTMENTS

2.1 Consideration. Upon the terms and subject to the conditions set forth herein and in the applicable Contribution Agreements and Contract Assignments, with respect to each Contributed Property, LATA Holdings agrees to pay, pursuant to such Contribution Agreements and Contract Assignments, aggregate consideration for the applicable Contributed Interests and Contract Rights equal to the amount set forth on Schedule A hereto with respect to such Contributed Property, as adjusted pursuant to the provisions of this Article II, Article III or both Article II and Article III, as applicable. The form and manner of payment of such aggregate purchase consideration shall be as provided in such Contribution Agreements and Contract Assignments.

2.2 Apportionments, etc. The Parties agree that, at and as of the date of the applicable Closing for each Contributed Property, including, without limitation with respect to the Contributed Interests contributed under the Contribution Agreements, all proratable items (if any) shall be prorated with respect to each such Contributed Property as of the date of the applicable Closing in accordance with terms and provisions of the applicable LP Purchase Agreement. The provisions of this Section 2.2 shall survive any Closing.

ARTICLE III

TITLE AND OTHER PROPERTY RELATED MATTERS.

3.1 Title Matters.

(a) Delivery of Title Commitments. With respect to each Contributed Property, (i) the LATA Parties have obtained, at their sole cost and expense, a current commitment for an ALTA extended owner’s policy from the Title Company with respect to all of the Real Property and/or such endorsements or updates to the existing owner’s policies as the LATA Parties may desire and (ii) to the extent the Loan is not being paid off or refinanced at the applicable Closing, and is required by the Lender in connection with Lender Approval, then the LATA parties shall obtain a commitment to endorse the existing mortgagee policy for the Loan from the title insurance company that issued such mortgagee policy, together with complete and legible copies of all instruments and documents referred to therein as exceptions to title (collectively, the “Title Commitments”).

(b) Survey. With respect to each Contributed Property, the LATA Parties shall, if they elect to do so, order, at their sole cost and expense, a current as built ALTA/ACSM survey with respect to all of the Real Property or such updates and/or recertifications to the existing survey as the LATA Parties may desire (the “Survey”), by a licensed surveyor in the jurisdiction in which such Real Property is located, and certified to the LATA Parties, the Property Owner, the Contributed Entity, if any, the Title Company and the Lender.

(c) Permitted Exceptions. With respect to each Contributed Property, the Title Commitments are listed on Schedule 3.1(c) attached to this Agreement and all of the exceptions to coverage shown thereon shall be deemed Permitted Encumbrances; provided, however, the Parties agree to use good faith efforts to cause the Title Company to remove the objections to title set forth on Schedule B attached to this Agreement. The provisions of this Section 3.1(c) shall survive any Closing.

(d) Additional Exception. With respect to each Contributed Property, except for new Leases entered into after the date hereof in accordance with the requirements of this Agreement, the Property Owner shall be expressly prohibited from further encumbering the Property from and after the date hereof in any manner that would reasonably be expected to have a Property Material Adverse Effect without the prior written consent of the LATA Parties (the “Additional Exception”), unless such Additional Exception shall be released of record prior to the applicable Closing.

3.2 Excluded Liabilities. With respect to each Contributed Entity, from and after the applicable Closing:

(a) Subject to the terms and conditions set forth in this Section 3.2, the EL Entities, jointly and severally, hereby agree to indemnify, defend and hold harmless the LATA Parties from and against any and all direct costs, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses but excluding consequential, punitive and indirect damages) arising out of or resulting from any liabilities (other than Disclosed Liabilities) of such Contributed Entity or any of its Subsidiaries, whether direct or indirect, known or unknown, absolute or contingent, arising prior to the applicable Closing, solely to the extent pertaining to the assets or activities, if any, of any of such Contributed Entity and its Subsidiaries, that are not directly or indirectly related to the Property or to any other Contributed Property.

(b) The EL Entities shall have no liability in respect of any amounts indemnifiable under this Section 3.2 unless and until the aggregate of all such amounts with respect to such Contributed Entity collectively exceeds $25,000, whereupon the EL Entities shall be liable for the full amount thereof including the $25,000. In no event shall the EL Entities be liable pursuant to this Section 3.2 for any amounts with respect to such Contributed Entity in excess of Three Million Dollars ($3,000,000).

(c) This Section 3.2 shall survive the applicable Closing with respect to such Contributed Entity until the expiration of the first anniversary of such Closing and, with respect to any written claim delivered to either of the EL Entities within such one year period, until final non-appealable adjudication or settlement thereof, provided litigation is, or adjudication proceedings are, instituted within six (6) months following the receipt of such written claim by either EL Entity.

(d) This Section 3.2 shall not apply to any indemnification with respect to Taxes under Article 8.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE EL ENTITIES

The EL Entities, jointly and severally, hereby represent and warrant to LATA and LATA Holdings that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth herein or in the schedules delivered by the EL Entities to the LATA Parties that are attached to this Agreement:

4.1 Organization; Capacity; Power.

(a) Each of the EL Entities has provided to LATA and LATA Holdings correct and complete copies of its Organizational Documents as currently in effect;

(b) Each of the EL Entities is duly organized, validly existing and in good standing as a limited liability company under the Laws of the State of Delaware;

(c) Each of the EL Entities is duly qualified, licensed or registered as a foreign limited liability company in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, licensure or registration, except where the failure to be so qualified, licensed or registered would not reasonably be expected to have a material adverse effect on the ability of such EL Entity to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party;

(d) Each of the EL Entities has full limited liability company power and authority to own, lease and operate the properties now owned, leased or operated by it and to carry on its business as presently conducted, and to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party; and

(e) Whenever stated in this Agreement that the EL Entities (or either of them) have caused or will cause an Affiliate of the EL Entities or any Contributed Entity or other Person to take any action or retain from taking any action, the EL Entities hereby jointly and severally represent and warrant that they have the requisite power and authority, or that an EL Entity is a party to an agreement pursuant to which it has the right to cause the Affiliate of the EL Entities or the Contributed Entity or other Person, as applicable, to take such action or refrain from taking such action.

4.2 Authorization of Agreements; Enforceability. Each EL Entity and each of its Affiliates has duly authorized the execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance of its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation of the Transactions in accordance with all requirements of the Transaction Agreements and applicable to it under its Organizational Documents and applicable Laws. This Agreement, assuming the due authorization, execution and delivery by LATA and LATA Holdings, is the valid and binding obligation of each of the EL Entities enforceable against it in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies. Each of the other Transaction Agreements to which each of the EL Entities or any its Affiliates will be a party, assuming the due authorization, execution and delivery by the parties thereto other than such EL Entity and its Affiliates, will be the valid and binding obligation of such EL Entity and each such Affiliate, as applicable, enforceable against each of them in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

4.3 Governmental Filings and Authorizations. In connection with the execution and delivery by each of the EL Entities or any of its Affiliates of this Agreement and the other Transaction Agreements to which any of them will be a party, or the performance by each of the EL Entities or any of its Affiliates of any of its obligations under this Agreement and the other Transaction Agreements to which any of them is or will be a party, neither of the EL Entities and nor their Affiliates are required (a) to make any Filing with any Governmental Authority, or (b) to obtain any Authorization.

4.4 Other Third Party Approvals and Consents. Schedule 4.4 hereto contains a description of all authorizations, consents and approvals that are required to be obtained under the Organizational Documents, including but not limited to investor consents, any other Contributor that is not an Affiliate of the EL Entities, and any Affiliate of the EL Entities as a condition to the closing of any of the Transactions.

4.5 Contravention. The execution and delivery by each of the EL Entities and any of its Affiliates of this Agreement and the other Transaction Agreements to which any of them is or will be a party, the performance by such EL Entity or its Affiliates of its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation of the Transactions, do not and will not:

(a) violate any provision of the Organizational Documents of the EL Entities or any Affiliate of the EL Entities; or

(b) violate any Law, Authorization or Order to which either of the EL Entities or any of its Affiliates, or any properties or assets of either of the EL Entities or any of its Affiliates are subject, or give any Governmental Authority or other Person the right to challenge any of the Transactions.

4.6 Brokerage Fees. Except as set forth the LP Purchase Agreements, none of the EL Entities or any of their Affiliates has or will have any obligation to pay any brokerage fees or commissions, finder’s fee, advisory fees, acquisition fee or other similar fees related to the execution of this Agreement, any of the other Transaction Agreements or the consummation of any of the Transactions.

4.7 Litigation. No Proceeding or Order is pending (and, to the knowledge of the EL Entities, no Proceeding or Order has been threatened and no facts or circumstances exist that would be reasonably likely to result in any Claim, Proceeding or Order) against or affecting either of the EL Entities or any of its Affiliates (a) under any bankruptcy or insolvency Law, (b) that seeks or could be reasonably likely to seek injunctive or other relief in connection with this Agreement, any of the other Transaction Agreements or the Transactions or (c) that reasonably could be expected to adversely affect (i) the performance by either of the EL Entities or any of its Affiliates under this Agreement or any other Transaction Agreement to which either of the EL Entities or any of its Affiliates is or will be a party or (ii) the consummation of any of the Transactions.

4.8 Solvency. Each of the EL Entities is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The performance by each of the EL Entities of its obligations under this Agreement and the other Transaction Agreements will not render such EL Entity insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

4.9 Foreign Corrupt Practices Act. Neither the EL Entities nor, to their knowledge, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any of the EL Entities or their Affiliates, is aware of or has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by any of such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the EL Entities and, to the EL Entities’ knowledge, their Affiliates have conducted their businesses in compliance in all material respects with the FCPA.

4.10 Money Laundering Laws. The operations of each of the EL Entities and its Affiliates are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no Proceeding involving either of the EL Entities or any of its Affiliates with respect to the Money Laundering Laws is pending or, to the EL Entities’ knowledge, threatened in writing.

4.11 OFAC. None of the EL Entities nor, to the EL Entities’ knowledge, any trustee, officer, agent, employee, Affiliate or Person acting on behalf of the EL Entities or any of their Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE CONTRIBUTED

ENTITIES, THE PROPERTIES AND THE LP PURCHASE AGREEMENTS

The EL Entities, jointly and severally, hereby represent and warrant to LATA and LATA Holdings that the statements contained in this Article V are true and correct as of the date hereof, except as set forth herein or in the schedules delivered by the EL Entities to the LATA Parties that are attached to this Agreement.

5.1 Organization and Authorization; No Conflicts. Each Contributed Entity is an entity duly organized, validly existing and in good standing in the state of its organization and is duly qualified to do business as a foreign entity in each jurisdiction where the failure to so qualify would materially adversely affect the Contributed Entity’s ability to conduct business in the Ordinary Course. Each Contributed Entity has all requisite power and authority to own, lease and operate the Properties now owned, leased or operated by it and to carry on its business as presently conducted. Each Contributed Entity, to the extent applicable, has taken all necessary action to authorize the execution, delivery and performance of the Transaction Agreements and any other agreement, certificate, instrument or writing delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (collectively, the “Transaction Documents”), and upon the execution and delivery of any Transaction Document to be delivered by any Contributed Entity, to the extent applicable, such Transaction Document shall constitute the valid and binding obligation and agreement of such Contributed Entity, enforceable against such Contributed Entity in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The EL Entities have made available to the LATA Parties true and complete copies of the Organizational Documents of each Contributed Entity, as amended and as in effect on the date of this Agreement. No Contributed Entity is in default under or in violation of any provision of its Organizational Documents.

5.2 Capitalization; Title to Contributed Entities. Schedule 5.2 sets forth the authorized ownership interests of each Contributed Entity and indicates the ownership of all of the issued and outstanding ownership interests of the Contributed Entity. Except for the Transaction Agreements, the Transactions and the LP Purchase Agreements, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character to which any Contributed Entity or any EL Affiliate is a party (or, to the EL Entities’ knowledge, to which any other holder of any ownership interest in any Contributed Entity is a party) relating to the issuance, sale, purchase or redemption of any ownership interests of any Contributed Entity. All of the outstanding ownership interests of each Contributed Entity are validly issued, fully paid and nonassessable. All of the issued and outstanding ownership interests of each Contributed Entity held by any EL Affiliate (or, to the EL Entities’ knowledge, by any other Person) are owned free from all Liens. With respect to each Contributed Entity, upon delivery to LATA Holdings on the applicable Closing Date of the Contributed Interests contemplated by this Agreement and the applicable Contribution Agreements, the Contributors that are EL Affiliates (and, to the EL Entities’ knowledge, the other Contributors) will thereby transfer to LATA Holdings good and marketable title to such Contributed Interests, free and clear of all Liens.

5.3 Absence of Defaults and Conflicts; Consents and Approvals.

(a) Except as set forth on Schedule 5.3, neither the execution and delivery of any Transaction Document by any Contributed Entity, to the extent applicable, nor the consummation of any of the transactions contemplated thereby, nor compliance with or fulfillment of the terms, conditions and provisions thereof will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the Contributed Interests or the Property of any Contributed Entity, under (A) any of their respective Organizational Documents (to the extent applicable), (B) any contract to which any of them is a party and which would reasonably be expected to have a Portfolio Material Adverse Effect, (C) any Permits to which any of them is a party or the Contributed Interests or the Property of any Contributed Entity are subject or by which any Contributed Entity is bound and which would reasonably be expected to have a Portfolio Material Adverse Effect, or (D) any Laws affecting any Contributed Entity, the Contributed Interests or the Property of any Contributed Entity; or (ii) require the approval, consent, authorization or act of, or the making by any Contributed Entity of any declaration, filing or registration with, any Person.

(b) Schedules 4.4 and 5.3 contain a list of all material consents and approvals required to be obtained in connection with the transactions contemplated by the Transaction Documents.

5.4 Subsidiaries and Investments. Except as listed on Schedule 5.4 attached hereto, no Contributed Entity has any Subsidiaries nor does it have any investment in any Person. Schedule 5.4 indicates the ownership of all of the issued and outstanding ownership interests of all Subsidiaries of all Contributed Entities. Each Subsidiary of the Contributed Entities (a) has been duly organized and is validly existing as a partnership or a limited liability company in good standing under the laws of the jurisdiction of its organization, (b) has partnership or limited liability company power and authority, as applicable, to own, lease and operate its properties and to conduct its business as presently conducted and (c) is duly qualified as a foreign partnership or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in the case of this clause (c) where the failure so to qualify or to be in good standing would not result in an Portfolio Material Adverse Effect; all of the issued and outstanding equity interests or capital stock, respectively, of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the respective Contributed Entity, directly or through a Subsidiary, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding equity interests or shares of capital stock, respectively, of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.

5.5 Absence of Undisclosed Liabilities. With respect to each Contributed Entity, none of the Contributed Entity and its Subsidiaries has any liabilities, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following (collectively, “Disclosed Liabilities”): (a) the Loan; (b) liabilities fully and adequately reflected or reserved against in the balance sheet included in the Contributed Entity Financial Statements (the “Latest Balance Sheet” with respect to the Contributed Entity); (c) liabilities incurred in the Ordinary Course since the date of the Latest Balance Sheet, none of which, individually or in the aggregate, could reasonably be expected to have a Portfolio Material Adverse Effect; (d) liabilities to be apportioned at or following the applicable Closing with respect to such Contributed Entity pursuant to the provisions of this Agreement; (e) liabilities between or among any two or more of the Contributed Entities and their Subsidiaries (but not any liability to any entity directly or indirectly owning an interest in any Contributed Entity that is not contributed hereunder); and (f) liabilities disclosed on Schedule 5.5.

5.6 Taxes.

(a) (A) Each Contributed Entity and each of their respective Subsidiaries has complied in all material respects with all Laws relating to Taxes and all Tax Returns filed by each Contributed Entity and each of their respective Subsidiaries are true, correct, and complete in all material respects, (B) each Tax Return required to be filed by, or on behalf of, each Contributed Entity and each of their respective Subsidiaries has been timely filed in accordance with applicable Laws (taking into account applicable extensions), and (C) all Taxes due and payable with respect to each such Tax Return of each Contributed Entity and each of their respective Subsidiaries (whether or not shown as due on a Tax Return), or otherwise due and payable by, or on behalf of each Contributed Entity and each of their respective Subsidiaries, have been timely paid.

(b) The EL Entities have provided to the LATA Parties true, correct and complete copies of all Tax Returns filed by the EL Entities, each Contributed Entity and each of their Subsidiaries in the last three (3) years. The EL Entities have provided to the LATA Parties true, correct, and complete copies of all notices of deficiencies, final partnership administrative adjustments, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, petitions and any other similar documents, notices, and correspondence, in each case, that each Contributed Entity and each of their respective Subsidiaries (or any of their Representatives) has received from, sent to, or entered into with the IRS or other Governmental Authority that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. No claim has been made by any Governmental Authority with respect to any Tax or Tax Return which is not closed by the applicable statute of limitations that a Contributed Entity or any of its Subsidiaries has not properly reported and/or paid Taxes or has not filed Tax Returns in a jurisdiction in which a Contributed Entity or any of its Subsidiaries does not file a Tax Return.

(c) There are no Liens for Taxes on any Contributed Property.

(d) No federal, state, local or foreign Tax audits or other Proceedings are presently in progress or pending or, to the EL Entities’’ knowledge, threatened with regard to any Taxes or Tax Returns of any Contributed Entity or any of their respective Subsidiaries. No private letter ruling, technical advice memorandum, application for a change of any method of accounting, or other similar requests made by, or with respect to any Contributed Entity or any of their respective Subsidiaries, are presently pending with any Governmental Authority.

(e) No Contributed Entity or any of its Subsidiaries has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “reportable transaction” within the meaning of Treasury Regulations section 1.6011-4(b) (irrespective of the effective date). This paragraph shall not apply to the extent that, immediately before the Effective Date, such Contributed Entity or its Subsidiaries are disregarded entities within the meaning of Treasury Regulation § 301.7701-2(c)(2)(i).

(f) Each Contributed Entity and each of their respective Subsidiaries has since its formation been treated for federal income tax purposes as either (i) a “disregarded entity” as defined in Treasury Regulations Section 301.7701-3 or (ii) a partnership, and not an association or “publicly traded partnership” taxable as a corporation. The tax treatment of each Contributed Entity and each of their respective Subsidiaries is set forth on Schedule A attached hereto. No

Governmental Authority has taken any position inconsistent with such treatment. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any Contributed Entity or any of their Subsidiaries is subject and no requests for any such waivers or agreements have been made of any Contributed Entity or any of their Subsidiaries.

(g) No Contributed Entity or any of its Subsidiaries is a party to, nor is bound by, nor has any obligation under, any Tax sharing, Tax protection, Tax reimbursement or similar agreement or arrangement.

(h) No Contributed Entity or any of its Subsidiaries has made an election pursuant to Code section 108(i) (or any similar provision of state or local tax law). This paragraph shall not apply to the extent that, immediately before the Effective Date, such Contributed Entity or its Subsidiaries are disregarded entities within the meaning of Treasury Regulation § 301.7701-2(c)(2)(i).

(i) The Loan is a “qualified liability” within the meaning of Treasury Regulations section 1.707-5(a)(6).

5.7 Absence of Certain Changes or Events. With respect to each Contributed Entity, since the date of the Latest Balance Sheet: (a) the Contributed Entity has been operating only in the Ordinary Course; (b) the Contributed Entity has not (i) sold, leased or disposed of, or subjected to any Lien, any of its tangible or intangible assets, other than the sale, lease or disposition in the Ordinary Course of inventory, FF&E, miscellaneous items of machinery and equipment and assets no longer necessary to the operation of the Property or which have been replaced by similar items, or (ii) canceled or released any material debt or claim held by it other than in the Ordinary Course; and (c) the Contributed Entity has not instituted, settled, agreed to settle any litigation or Proceeding before any Governmental Authority other than in the Ordinary Course, but not in any case involving amounts in excess of Fifty Thousand Dollars ($50,000.00).

5.8 Real Property. With respect to each Contributed Property:

(a) The Property Owner owns good and marketable fee simple title to the Real Property. At the applicable Closing, the Property shall be free and clear of all Liens except Permitted Encumbrances. Except for the Real Property, the Property Owner does not own an interest in any real property or hold a leasehold interest in any real property. During the period that the EL Entities and their Affiliates have been associated with the Property Owner, whether as an owner or as a property manager, the Property Owner has not owned or leased any real property other than the Real Property.

(b) To the EL Entities’ knowledge, the Property Owner has complied and is in compliance with, and the Property is in compliance with, in all material respects, all Laws applicable to the Real Property. Neither the Property Owner nor, to the EL Entities knowledge, the Contributors, have received from any Governmental Authority written notice (and the EL Entities have no knowledge) of any violation of any Law (including, without limitation, any zoning, building, fire or health code) applicable to the Property, or any part thereof, that will not have been corrected prior to the applicable Closing.

(c) The Rent Roll set forth in Schedule 5.8(c)(i) attached hereto is true, correct and complete in all material respects as of the date set forth on the Rent Roll. As of the applicable Closing, the Rent Roll delivered at the Closing will be true, correct and complete in all material respects as of the date set forth thereon. The copies of the Leases delivered to the LATA Parties are true, correct and complete copies in all material respects and, to the EL Entities’ knowledge, are in full force and effect, without default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed on the delinquency report attached hereto or as otherwise set forth on Schedule 5.8(c)(ii). The copies of the Leases and other agreements with the Tenants under the Leases delivered to the LATA Parties pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Real Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements delivered to the LATA Parties, and there are no other leases or tenancy agreements affecting the Real Property.

(d) Except as set forth on Schedule 5.8(d), the Property Owner has not granted to any Person any options to purchase any Real Property (or any portion thereof) or any rights of first refusal to purchase any Real Property (or any portion thereof), and no Person (other than LATA Holdings) has a conditional or unconditional right or option to purchase or to ground lease all or any portion of the Real Property, or the Property Owner’s interest therein.

(e) Except as set forth in Schedule 5.8(e), the EL Entities have not received written notice, and has no knowledge, of any pending, proposed or threatened (A) change in, or Proceeding for, the rezoning or amendment to the existing zoning of the Real Property or any portion thereof, (B) variance, conditional use permit, special use permit, special exception or other land use permits with respect to the Real Property or any portions thereof, (C) road widening or realignment of any streets or highways adjacent to the Property, or (D) taking of any material portion of a Real Property by eminent domain, in each case, that would reasonably be expected to have a material adverse effect on the value of the Real Property.

(f) Except as set forth in Schedule 5.8(f), the Property is not currently benefited by any special tax abatement or categorization. Except as set forth in Schedule 5.8(f), none of the Contributed Entity or, to the EL Entities’ knowledge, the Contributors, has commenced any Proceedings which are pending for the reduction of the assessed valuation of the Property.

5.9 FF&E. With respect to each Contributed Property, the Property Owner has not previously assigned or encumbered the FF&E, except for any leased or licensed FF&E as set forth on Schedule 5.9 attached hereto and except in respect of any Loans under the Loan Documents and, except as provided above, such FF&E is (or will be at the applicable Closing) free and clear of all Liens.

5.10 Contracts. With respect to each Contributed Property:

(a) The only Contracts and amendments thereto that will be in effect on such Closing Date that are not terminable without cause or penalty within sixty (60) days with respect to the Contributed Entity or the Property (the “Non-Terminable Contracts”) are as set forth in Schedule 5.10 (the “Schedule of Non-Terminable Contracts”).

(b) To the EL Entities’ knowledge, the Property Owner has performed in all material respects all of its obligations under each Contract to which the Property Owner is a party or is subject and none of the Contributors, the Contributed Entity, has given or received written notice, and has no knowledge, of any material default under any of the Contracts.

(c) True, complete and correct copies of the material Contracts have been delivered to the LATA Parties. To the EL Entities’ knowledge, the Contracts are in full force and effect. The Contracts constitute the entire agreements with such vendors relating to the Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements as have been delivered to the LATA Parties.

5.11 Litigation. Except as disclosed in Schedule 5.11, with respect to each Contributed Property, there is no Proceeding or Order pending or, to the EL Entities’ knowledge, threatened and, to the EL Entities’ knowledge, no facts or circumstances exist that would be reasonably likely to result in any Claim, Proceeding or Order, against the Contributed Entity or the Property, whether relating to the Transaction Documents or otherwise.

5.12 Environmental Matters. With respect to each Contributed Property:

(a) The EL Entities have made available to the LATA Parties copies of all environmental reports or studies prepared by third party consultants for the Property Owner relating to the Property that are in the possession or control of the Contributed Entity. To the EL Entities’ knowledge, and except for any matters which are disclosed in such reports and studies, no Hazardous Materials exist at the Property, except as permitted under Environmental Laws.

(b) During the period that the EL Entities and their Affiliates have been associated with the Property Owner, whether as an owner or as a property manager, neither the Contributed Entity has received any written notice from any Governmental Authority of any pending or, to the EL Entities’ knowledge, threatened, action or Proceeding arising out of the environmental condition of the Property, Hazardous Materials located on the Property, or any alleged violation of any Environmental Laws.

5.13 Employees. None of the Contributed Entities has any employees.

5.14 Construction Contracts; Mechanics’ Liens. With respect to each Contributed Property, except as set forth in Schedule 5.14, at the applicable Closing, there will be no outstanding Contracts made by the Contributed Entity for the construction or repair of any Improvements relating to the Real Property which have not been fully paid for and will not be paid in the Ordinary Course.

5.15 Loan Documents. With respect to each Contributed Property:

(a) The Loan Documents described in Schedule 5.15 that encumber the Property constitute all of the material loan documents and related instruments in effect with respect to the Loan and have not been modified except as set forth in Schedule 5.15.

(b) To the EL Entities’ knowledge, the Loan Documents are in full force and effect. The Contributed Entity has not received written notice, nor do they have knowledge, of default under any of the Loan Documents. Other than the Indebtedness related to the Loan, neither the Property nor the Contributed Entity is encumbered by any Indebtedness.

(c) As of the date hereof, the outstanding principal balance of the Loan and the amount of escrows or reserves is set forth on Schedule 5.15.

5.16 Special Assessments. Since January 1, 2013, no Contributed Entity has received any written notice, nor do they have knowledge, of any existing or pending special assessments affecting any Property by any Governmental Authority, water or sewer authority, drainage district or any other special taxing district or other entity, other than as disclosed herein, and has received no written notice, nor do they have knowledge, of any assessments that may be levied after the applicable Closing by any Governmental Authority.

5.17 Affiliate Transactions. With respect to each Contributed Entity, (a) all Contracts and other intercompany obligations between the Contributed Entity, on the one hand, and any Contributor or, to the EL Entities’ knowledge, any of the Contributors’ other Affiliates, on the other hand, will be satisfied, repaid, eliminated or cancelled at or prior to the applicable Closing, and (b) except for the Existing Management Agreement and the Organizational Documents of the Contributed Entity, there are no written Contracts between the Contributed Entity and any Contributor or, to the EL Entities’ knowledge, any of the Contributors’ other Affiliates.

5.18 Patriot Act. With respect to each Contributed Entity:

(a) Neither the Contributed Entity nor, to the EL Entities’ knowledge, any of their constituents or affiliates, are in violation of any Laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or, to the EL Entities’ knowledge, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

(b) Neither the Contributed Entity nor, to the EL Entities’ knowledge, any of their constituents or affiliates, is a “Prohibited Person” which is defined as follows:

(i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person or entity with whom the LATA Parties or the successor or assignee of either is prohibited from dealing or otherwise engaging in any transaction by the Executive Order or the Patriot Act;

(iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.govresource-center/sanctions/SDN-List/Pages/default.aspx, or at any replacement website or other replacement official publication of such list; and

(vi) a person or entity who is affiliated with a person or entity listed above.

(c) To the EL Entities’ knowledge, neither the Contributed Entity nor any of its constituents or affiliates, have or will knowingly: (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

5.19 Possession of Licenses and Permits. The Contributed Entities, the Property Owners and their respective Subsidiaries possess such Permits necessary to conduct their business as presently conducted, except where the failure so to possess would not, singly or in the aggregate, result in a Portfolio Material Adverse Effect; the Contributed Entities, the Property Owners and their respective Subsidiaries are in compliance with the terms and conditions of all such Permits, except where the failure so to comply would not, singly or in the aggregate, result in a Portfolio Material Adverse Effect; all of such Permits are valid and in full force and effect, except where the invalidity of such Permits or the failure of such Permits to be in full force and effect would not, singly or in the aggregate, result in a Portfolio Material Adverse Effect; and none of the Contributed Entities, the Property Owners and their respective Subsidiaries or the EL Entities has received any notice of proceedings relating to the revocation or modification of any such Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Portfolio Material Adverse Effect.

5.20 Condition of Properties. The EL Entities have received and reviewed property condition reports on the Real Property with respect to each Contributed Property. Except as otherwise set forth on Schedule 5.20, to the EL Entities’ knowledge: (i) no Real Property with respect to any Contributed Property is in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violation of any applicable building code, zoning ordinance or other law or regulation would not, singly or in the aggregate, have a Portfolio Material Adverse Effect; (ii) none of the Contributed Entities, the Property Owners and their respective Subsidiaries or the EL Entities has received written notice of any proposed material special assessment or any proposed change in any property tax, zoning or land use laws or availability of water affecting the Real Property with respect to any Contributed Property that would, singly or in the aggregate, have a Portfolio Material Adverse Effect; (iii) there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to the Real Property with respect to any Contributed Property that would, singly or in the aggregate, have a Portfolio Material Adverse Effect, or any state of facts or circumstances or condition or event that could, with the giving of notice or passage of time, or both, constitute such a violation; and (iv) the Improvements with respect to each Contributed Property are free of any physical, mechanical, structural, design or construction defects that would, singly or in the aggregate, have a Portfolio Material Adverse Effect and the mechanical, electrical and utility systems servicing such Improvements (including, without limitation, all water, electric, sewer, plumbing, heating, ventilation, gas and air conditioning) are in good condition and proper working order, reasonable wear and tear and need for routine repair and maintenance excepted, and are free of defects, except for such failures and defects that would not, singly or in the aggregate, have a Portfolio Material Adverse Effect.

5.21 Access and Utilities. The Real Property with respect to each of the Contributed Properties has rights of access to public ways and is served by electric, water, sewer, sanitary sewer and storm drain facilities adequate to service such Real Property for its present use.

5.22 Rent-Ready. No more than one percent (1%) of the units in the Contributed Properties are “off-line” (meaning they cannot be made “rent-ready” with routine maintenance) and at least eighty percent (80%) of the vacant units in the Contributed Properties are in so-called “rent-ready” condition.

5.23 Brokerage Fees. Except as set forth in the LP Purchase Documents, none of the EL Entities or any of their Affiliates has or will have any obligation to pay any brokerage fees or commissions, finder’s fee, advisory fees, acquisition fee or other similar fees related to the execution of this Agreement, any of the other Transaction Agreements or the consummation of any of the Transactions.

5.24 Insurance. The Contributed Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The EL Entities have no reason to believe that any Contributed Entity will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in an Portfolio Material Adverse Effect. No Contributed Entity has been denied any insurance coverage which it has sought or for which it has applied.

5.25 Foreign Corrupt Practices Act. None of the Contributed Entities nor, to the knowledge of the EL Entities, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any of the Contributed Entities, is aware of or has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by any of such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Contributed Entities and, to the EL Entities’ knowledge, their Affiliates have conducted their businesses in compliance in all material respects with the FCPA.

5.26 Solvency. Each Contributed Entity is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The performance by the Contributed Entities of the other Transaction Agreements, to which they are a party, will not render any Contributed Entity insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

5.27 LP Purchase Agreements. With respect to each LP Purchase Agreement, as of the date hereof: (a) such LP Agreement is in full force and effect with no defaults thereunder; (b) the Contributor party to the applicable Contract Assignment is a party to such LP Purchase Agreement, as the “purchaser” or “buyer” thereunder, as the direct or indirect assignee of the original party thereto in such capacity; (c) the Contributor party to the applicable Contract Assignment possesses all of the right, title and interest as the “purchaser” or “buyer” thereunder (including, without limitation, all rights of enforcement regarding representations, warranties, covenants and agreements made by the other party(ies) thereto and all rights, claims or causes of action against such other party(ies) for any inaccuracy, breach or other violation thereof) has not assigned, mortgaged, pledged, transferred or hypothecated any of its right, title and interest in and to such LP Purchase Agreement; and (d) a true, correct and complete copy of such LP Purchase Agreement has been delivered to the LATA Parties and such LP Purchase Agreement has not been amended, modified, terminated or replaced except in the form delivered to the LATA Parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE LATA PARTIES

LATA and LATA Holdings jointly and severally hereby represent and warrant to the EL Entities (for its benefit and for the benefit of the Contributors) that the statements contained in this Article VI are true and correct as of the date hereof, except as set forth herein, the Specified SEC Reports or in the schedules delivered by the LATA Parties to the EL Entities that are attached to this Agreement.

6.1 SEC Reports; Financial Statements.

(a) LATA has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required by the 1933 Act or the 1934 Act or the rules or regulations promulgated thereunder to be filed or furnished by LATA, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such Act or such rules or regulations (collectively, the “SEC Reports”). LATA has delivered or made available to the EL Entities all SEC Reports to the extent the same are not publicly available through the SEC’s EDGAR website. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act or 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to the SEC Reports, and none of the SEC Reports (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) The financial statements included in the SEC Reports, together with the related schedules and notes, including without limitation the audited financial statements included in LATA’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”), and the unaudited interim financial statements included in LATA’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2013 (the “Quarterly Report”), are accurate in all material respects and present fairly the financial position of LATA and its consolidated Subsidiaries, taken as a whole, at the dates indicated; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein.

6.2 No Material Adverse Change in Business. Since December 31, 2012, (a) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of LATA and or its Subsidiaries considered as one enterprise, whether or not arising in the Ordinary Course (an “LATA Material Adverse Effect”), (b) there have been no transactions entered into by LATA or any Subsidiary thereof, other than those in the Ordinary Course, which are material with respect to LATA and each Subsidiary taken as a whole, and (c) there has been no dividend or distribution of any kind declared, paid or made by LATA on any class of its shares of capital stock, other than in the Ordinary Course.

6.3 Good Standing of LATA and LATA Holdings.

(a) LATA has been duly organized and is validly existing as a corporation in good standing with the SDAT and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party; and LATA is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in an LATA Material Adverse Effect. Complete and correct copies of the Organizational Documents of LATA and all amendments thereto have been made available to the EL Entities and no changes thereto will be made other than as contemplated by this Agreement and the other Transaction Agreements.

(b) LATA Holdings has been duly organized and is validly existing as a limited partnership in good standing under the laws of the Commonwealth of Virginia and has the limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party; and LATA Holdings is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in an LATA Material Adverse Effect. Complete and correct copies of the Organizational Documents of LATA Holdings and all amendments thereto have been made available to the EL Entities and no changes thereto will be other than as contemplated by this Agreement and the other Transaction Agreements.

6.4 Good Standing of Subsidiaries. The only Subsidiaries of LATA are the entities listed in Exhibit 21.1 to the Annual Report and those owning properties acquired since the Annual Report. Each Subsidiary of LATA (other than LATA Holdings, which is addressed in Section 6.3(b)) (a) has been duly organized and is validly existing as a partnership or a limited liability company in good standing under the laws of the jurisdiction of its organization, (b) has partnership or limited liability company power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and (c) is duly qualified as a foreign partnership or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in the case of this clause (c) where the failure so to qualify or to be in good standing would not result in an LATA Material Adverse Effect; all of the issued and outstanding equity interests or capital stock, respectively, of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by LATA, directly or through a Subsidiary, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding equity interests or shares of capital stock, respectively, of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. Except for the equity interests and shares of capital stock, respectively, in its Subsidiaries, LATA does not own, directly or indirectly, any shares of stock or any other equity or long term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity.

6.5 Capitalization.

(a) The authorized, issued and outstanding shares of capital stock of LATA are as set forth in the Annual Report (except for subsequent issuances or redemptions pursuant to transactions involving or known by the EL Entities, this Agreement and the other Transaction Agreements or pursuant to reservations, agreements or benefit plans referred to in the Specified SEC Reports). The issued and outstanding shares of capital stock of LATA have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of LATA was issued in violation of any preemptive or other similar rights of any security holder of LATA or any other Person. The issued and outstanding shares of capital stock of LATA have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.

(b) Schedule 6.5 sets forth the authorized partnership interests of LATA Holdings and indicates the ownership of all of the issued and outstanding partnership interests of LATA Holdings as of the date of this Agreement. Except for the Transaction Agreements, the Transactions, and other transactions involving or known by the EL Entities, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character to which any of LATA, LATA Holdings and their respective Affiliates is a party (or, to LATA’s knowledge, to which any other holder of any partnership interest in LATA Holdings is a party) relating to the issuance, sale, purchase or redemption of any partnership interests of LATA Holdings. All of the outstanding partnership interests of LATA Holdings are validly issued, fully paid and nonassessable. All of the issued and outstanding partnership interests of LATA Holdings held by any of LATA, LATA Holdings and their respective Affiliates (or, to LATA’s knowledge, by any other Person) are owned free from all Liens. None of the issued and outstanding partnership interests of LATA Holdings was issued in violation of any preemptive or other similar rights of any securityholder of LATA Holdings or any other Person. The issued and outstanding partnership interests of LATA Holdings have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.

6.6 Authorization of Agreement; Enforceability. Each of the LATA Parties and their Affiliates has duly authorized the execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance of its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation of the Transactions in accordance with all requirements of the Transaction Agreements and applicable to it under its Organizational Documents and applicable Laws. Assuming the due authorization, execution and delivery of this Agreement by the EL Entities, this Agreement is the valid and binding obligation of each of the LATA Parties, enforceable against it in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies. Assuming the due authorization, execution and delivery of the other Transaction Agreements by the parties thereto other than the LATA Parties and their Affiliates, each of the other Transaction Agreements to which the LATA Parties or any their Affiliates will be a party, will be the valid and binding obligation of the LATA Parties and their Affiliates, as applicable, enforceable against each of them in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

6.7 Absence of Defaults and Conflicts. Neither LATA nor any Subsidiary thereof is in violation of its Organizational Documents, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which LATA or any Subsidiary thereof is a party or by which it or any of them may be bound, or to which any of the property or assets of LATA or any Subsidiary thereof is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in an LATA Material Adverse Effect; and the execution, delivery and performance of this Agreement and the other the Transaction Agreements to which LATA or LATA Holdings is or will be a party and the consummation of the transactions contemplated herein and therein and compliance by LATA and LATA Holdings with their respective obligations hereunder and thereunder have been duly authorized by all necessary action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any Lien upon any property or assets of LATA or any Subsidiary thereof pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or Liens that would not result in an LATA Material Adverse Effect), nor will such action result in any violation of the provisions of the Organizational Documents of LATA or any Subsidiary thereof or any applicable Law, or Order of any Government Authority having jurisdiction over LATA or any Subsidiary thereof or any of their assets, properties or operations.

6.8 Absence of Proceedings. There is no Proceeding now pending, or, to the knowledge of LATA or LATA Holdings, threatened, against or affecting LATA or any Subsidiary thereof, which is required to be disclosed in the SEC Reports which has not been so disclosed, or which reasonably would be expected to result in a LATA Material Adverse Effect, or which reasonably would be expected to materially and adversely affect the ability of the LATA Parties to consummate the transactions contemplated by this Agreement and the other the Transaction Agreements or the performance by LATA or LATA Holdings of their respective obligations hereunder or thereunder.

6.9 Accuracy of Descriptions. The descriptions in the SEC Reports of affiliate transactions, contracts required to be described therein and other legal documents are true and correct in all material respects, and there are no affiliate transactions, contracts or other documents of a character required to be described in the SEC Reports or to be filed as exhibits to the SEC Reports which are not described or filed as required. All agreements between LATA or any Subsidiary thereof, on the one hand, and any other party expressly referenced in the SEC Reports are legal, valid and binding obligations of LATA or one or more of its Subsidiaries, enforceable against LATA or its Subsidiaries in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

6.10 Possession of Intellectual Property. LATA and each Subsidiary thereof owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to conduct its business as described in the Specified SEC Reports, and neither LATA nor any of its Subsidiaries has received any written notice, nor, to LATA’s knowledge, is there any threatened claim of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which reasonably would be expected to render any Intellectual Property invalid or inadequate to protect the interest of LATA or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, reasonably would be expected to result in an LATA Material Adverse Effect.

6.11 Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Authority is necessary or required for the performance by LATA or LATA Holdings of their respective obligations under this Agreement and other Transaction Agreements to which LATA or LATA Holdings is or will be a party, or the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, except such as have been already obtained or as may be required under Regulation D under the 1933 Act or state securities laws.

6.12 Possession of Licenses and Permits. LATA and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate Governmental Authorities necessary to conduct their business as described in the Specified SEC Reports (collectively, “Governmental Licenses”), except where the failure so to possess would not, singly or in the aggregate, result in an LATA Material Adverse Effect; LATA and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in an LATA Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in an LATA Material Adverse Effect; and neither LATA nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in an LATA Material Adverse Effect.

6.13 Accounting Controls and Disclosure Controls. LATA and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of LATA’s formation, there has been (i) no material weakness in LATA’s internal control over financial reporting (whether or not remediated) and (ii) no change in LATA’s internal control over financial reporting that has materially affected, or would reasonably be likely to materially affect, LATA’s internal control over financial reporting. LATA and each of its Subsidiaries maintain disclosure controls and procedures that, in all material respects, are effective to perform the functions for which they were established and are designed to ensure that information required to be disclosed by LATA in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to LATA’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

6.14 Tax Returns and Payment of Taxes. All United States federal income Tax Returns of LATA and its Subsidiaries required by Law to be filed have been filed and all Taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided and will be maintained. LATA and its Subsidiaries have filed all other material Tax Returns that are required to have been filed by them pursuant to applicable foreign, state, local or other Law and has paid all Taxes due pursuant to such returns or pursuant to any assessment (including all real estate Taxes) received by LATA and its Subsidiaries, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and will be maintained and except for Taxes the nonpayment of which would not result in an LATA Material Adverse Effect. All such returns are true, correct and complete in all material respects. The charges, accruals and reserves on the books of LATA in respect of any income and Tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income Tax for any years not finally determined. LATA has not engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b) (irrespective of the effective date).

6.15 Insurance. LATA and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. To LATA’s knowledge, neither it nor any of its Subsidiaries will be unable (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in an LATA Material Adverse Effect. Neither LATA nor any Subsidiary thereof has been denied any insurance coverage which it has sought or for which it has applied.

6.16 REIT Qualification. Commencing with LATA’s taxable year ending December 31, 2006, LATA has been organized and has operated, and upon consummation of the Transactions will continue to be organized and operated, in a manner so as to qualify as a REIT under Sections 856 through 860 of the Code. The proposed method of operation of LATA as described in the Specified SEC Reports will enable LATA to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable years ending December 31, 2012 and subsequent taxable years.

6.17 ERISA. The assets of LATA do not constitute, and as of any Closing will not constitute, “plan assets” under the Employee Retirement Income Security Act of 1974, as amended.

6.18 Absence of Labor Dispute. (a) No labor dispute with the employees of LATA, LATA Holdings or any Subsidiary thereof exists or, to the knowledge of LATA, is imminent, and (b) LATA is not aware of any existing or imminent labor disturbance by the employees of any of its, LATA Holdings’ or any of their Subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in the case of (a) or (b), would result in an LATA Material Adverse Effect.

6.19 Foreign Corrupt Practices Act. Neither LATA nor, to the knowledge of LATA, any director, officer, agent, employee, Affiliate or other Person acting on behalf of LATA or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by any of such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and LATA and, to the knowledge of LATA, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.20 Money Laundering Laws. The operations of LATA and its Subsidiaries are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or Proceeding by or before any Governmental Authority involving LATA or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of LATA, threatened.

6.21 OFAC. Neither LATA nor, to the knowledge of LATA, any trustee, officer, agent, employee, Affiliate or person acting on behalf of LATA or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC; and LATA will not directly or indirectly knowingly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

6.22 Partnership Agreement. The Partnership Agreement has been duly and validly authorized, executed and delivered by LATA, acting on its own behalf and in its capacity as sole general partner of LATA Holdings, and is and at each Closing will be a valid and binding agreement of each of LATA and LATA Holdings, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

6.23 Brokerage Commissions and Finder’s Fees. None of LATA, LATA Holdings and their Affiliates has incurred, and will not incur, any liability for any brokerage fee or commission, finder’s fee, advisory fee or other similar payments in connection with the transactions contemplated by this Agreement and the Transaction Agreements, except for the fees which may be payable to any advisors engaged by a special committee of LATA’s Board of Directors to advise such special committee regarding the Transactions (if any, the “LATA Advisory Fees”).

6.24 No Consents. Except as set forth on Schedule 6.24, neither the execution and delivery of any Transaction Document by any of the LATA Parties, to the extent applicable, nor the consummation of any of the transactions contemplated thereby, nor compliance with or fulfillment of the terms, conditions and provisions thereof will require the approval, consent, authorization or act of, or the making by any LATA Party of any declaration, filing or registration with, any Person, including, without limitation any lender under any loan or financing or any Governmental Authority relating to or affecting any Property of any LATA Party. To LATA’s knowledge, Schedule 6.24 contains a list of all material consents and approvals required to be obtained in connection with the transactions contemplated by the Transaction Documents.

ARTICLE VII

COVENANTS AND OTHER AGREEMENTS

7.1 Access to Information.

(a) Subject to the confidentiality obligations set forth in Section 7.1(b), prior to the earlier to occur of the Final Closing and the termination of this Agreement and the other Transaction Agreements, (i) each Party hereto and its Representatives may make such reasonable investigation of the business, properties and liabilities of the other as such Party may reasonably request and (ii) each Party hereto shall give the other Party and its Representatives reasonable access, on reasonable notice during normal business hours throughout the period prior to the Final Closing to the Books and Records of such Party, as the other Party may reasonably request; provided, however, that with respect to each of the EL Entities, the obligation to provide such access includes access to itself, its Affiliates and the Contributed Entities; provided further, that, notwithstanding anything in the foregoing to the contrary, the obligations of the EL Entities under this Section 7.1(a) to give the LATA Parties and their Representatives access to the books and records of the EL Entities shall be limited to the business, properties, liabilities and Books and Records of the EL Entities solely to the extent relating to the Contributed Entities and the Contributed Properties with respect to which a Closing has not yet occurred.

(b) Each Party shall hold, and cause its employees, Representatives and Affiliates to hold, all information and documents received from the other Parties pursuant to this Section 7.1 confidential and, if and to the extent the transactions contemplated by this Agreement are not consummated for any reason, shall return to such Parties or destroy all such information and documents and any copies as soon as practicable (including any information held electronically). Between the date hereof and the Final Closing, the EL Entities and their Representatives, on the one hand, and the LATA Parties and their Representatives, on the other, shall not contact or communicate with any employees, directors, investors, lenders and customers of the other Party and its Affiliates in connection with the Transactions without the prior consent of LATA or the EL Entities, respectively, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2 Conduct of LATA Business Pending the Final Closing. From and after the date hereof, until the earlier of the Final Closing and the termination of this Agreement, except (a) as otherwise expressly permitted by this Agreement, (b) for such matters or transactions known by or involving either of the EL Entities or (c) consented to by either of the EL Entities in writing, each of LATA and LATA Holdings shall and, where applicable, shall cause its Affiliates to:

(i) operate its business and affairs in the Ordinary Course and maintain its properties and assets in compliance in all material respects with all applicable Laws;

(ii) keep full, complete and accurate Books and Records;

(iii) maintain its and its Subsidiaries’ existence and good standing in their respective jurisdictions of organization;

(iv) maintain the general character of its properties and assets in the ordinary and usual manner; and

(v) comply in all material respects with all Laws, leases, contracts and instruments of record applicable to the operation of its business and properties.

7.3 Interim Operation of the Contributed Properties. The EL Entities hereby covenant as follows:

(a) Prohibited Actions Pending the Applicable Closing Date. Unless (i) otherwise expressly provided for herein or in the Transaction Agreements or (ii) approved by LATA in writing, with respect to each Contributed Property, from the date of this Agreement until the earlier of the Final Closing or the termination of this Agreement, the EL Entities shall not and, where applicable, shall cause its Affiliates, the Contributed Entity and its Subsidiaries and the Property Owner not to:

(A) purchase or redeem any membership interests, partnership interests or other securities of the Contributed Entity or any of its Subsidiaries.

(B) issue, offer, sell, transfer, pledge, dispose of, encumber or permit any Lien on, or enter into any agreement or make any other commitment to issue, offer, sell, transfer, pledge, dispose of, encumber or permit any Lien on, any membership interests, partnership interests or other equity or debt securities of the Contributed Entity or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership interests, partnership interests or other equity or debt securities of the Contributed Entity or any of its Subsidiaries, other than Permitted Encumbrances;

(C) sell, transfer, assign, pledge, ground lease, encumber or permit any Lien on or otherwise dispose of the Property or any other assets except, in the case of such other assets, in the Ordinary Course;

(D) cause the Contributed Entity or any of its Subsidiaries to purchase any interest in any additional real property or other material asset, or make any material capital investment in the Property, other than as contemplated by Section 7.3(b)(vi);

(E) incur, refinance or voluntarily prepay any property-level or entity-level indebtedness with respect to the Property, other than the Refinancings;

(F) solicit, pursue, negotiate, effect, work or consult with any other party with respect to (I) any possible issuance, sale, lease or transfer of the Property, (II) any possible sale or other transfer of any direct or indirect ownership interests in, or merger or consolidation of, the Contributed Entity or any of its Subsidiaries, or (III) the incurrence of any entity-level indebtedness by the Contributed Entity or any of its Subsidiaries;

(G) take any action outside of the Ordinary Course;

(H) modify, amend or supplement, in each case, in any material respect, or terminate, any material Contracts;

(I) modify or amend any Organizational Documents of the Contributed Entity or its Subsidiaries;

(J) initiate or settle any lawsuit or other similar proceeding before any Governmental Authority or any arbitration panel;

(K) liquidate or terminate the existence of the Contributed Entity or any of its Subsidiaries;

(L) cause the Contributed Entity or any of its Subsidiaries to create any Subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(M) make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any Tax liability, claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax affecting the Contributed Entity or the Property;

(N) take any action that would materially and adversely affect the ability of the Parties to consummate the Transactions;

(O) declare, pay or otherwise make provision for any dividend or distribution; or

(P) execute any agreement relating to or enter into any transaction described above.

7.4 Fulfillment of Conditions; Consents; Lender Approvals.

(a) Fulfillment of Conditions Precedent. The Parties shall use their commercially reasonable efforts to satisfy, or to ensure the satisfaction of, each of the conditions precedent to their obligations set forth in Article X hereof and in each of the other Transaction Agreements to which they or any of their Affiliates are or will be a party. Without limiting the generality of the foregoing, the Parties shall use their commercially reasonable efforts to satisfy conditions so as to cause the Final Closing to occur no later than the Final Closing Outside Date.

(b) Consents – Generally. The Parties shall use their respective commercially reasonable efforts to promptly make all filings, provide all notices, and obtain all consents, waivers, approvals, authorizations and permits that are required or reasonably appropriate to be made or obtained by such Party, and shall cooperate in all reasonable respects with the other Parties in that regard, in connection with the preparation and entry into of the Transaction Agreements and the consummation of the Transactions, including, without limitation, (i) the consents and approvals listed on Schedule 4.4 hereto, (ii) those to be made with, provided to or obtained from any Governmental Authority with respect to the Transactions and (iii) those required under each of the other Transaction Agreements.

(c) Lender Approvals. With respect to each Contributed Property, prior to the applicable Closing Date:

(i) With respect to Contributed Properties that are not the subject of a Refinancing, the Parties shall use their respective commercially reasonable efforts to obtain, on terms reasonably acceptable to the Parties, approval from the Lender for the contribution of the Contributed Interests contemplated by this Agreement and the applicable Contribution Agreements and the other transactions contemplated hereby, such modifications to the Loan Documents as LATA Holdings may require to accommodate its “UPREIT” structure, and any changes in property management and/or guarantors which may be required by the Lender or the Loan Documents in connection therewith (the “Lender Approval”). The “Lender Approval” shall be deemed to include, if and to the extent applicable (A) the satisfactory completion by the Lender of all diligence investigations, inspections and tests, and (B) the full negotiation and final approval for signature of the Lender Approval Documents by LATA Holdings, the borrower and, if applicable, the guarantor under the Loan Documents, the Lender and any other Persons required by the Lender to be a party to the Lender Approval Documents.

(ii) With respect to Contributed Properties that are the subject of a Refinancing, the Parties shall use their respective commercially reasonable efforts to obtain, on terms reasonably acceptable to the Parties, including, without limitation the principal balance thereof which may not exceed the principal balance of the related existing loan for such Contributed Property, a new loan from the Lender or another lender that will acknowledge or permit the contribution of the Contributed Interests and the other transactions contemplated by this Agreement and the applicable Contribution Agreement, and any changes in property management and/or guarantors which may be required by the Lender or the Loan Documents in connection therewith. The “Refinancing” shall be deemed to include, if and to the extent applicable (a) the satisfactory completion by the Lender of all diligence investigations, inspections and tests, and (b) the full negotiation and final approval for signature of new loan documents (containing provisions accommodating LATA Holdings’ UPREIT structure) by the borrower and, if applicable, the guarantor, the Lender and any other entities required by the Lender to be a party to the new loan documents. It is acknowledged and agreed by the Parties that, as of the date hereof, each of the Contributed Properties listed on Schedule 7.4(c)(ii) hereof is subject to a Refinancing.

(iii) The EL Entities have applied to the applicable lender for the Lender Approval or for the Refinancing, and the Parties shall use their respective commercially reasonable efforts to obtain the Lender Approval or Refinancing from the applicable lender prior to the applicable Closing Date. The Parties agree to cooperate and to take all reasonable action, or to cause others to cooperate and to take all reasonable action, to facilitate the receipt of the

Lender Approval or Refinancing. Notwithstanding anything herein to the contrary, the LATA Parties shall be solely responsible to pay to the Lender any and all Loan Assumption Costs required in connection with the Lender Approval and fees and costs associated with a Refinancing. So long as a Party complies with its obligations under this Section 7.4(c), in no event shall such Party have any liability for its failure to obtain the Lender Approval or a Refinancing. The Parties shall execute and deliver at such Closing, or use their respective commercially reasonable efforts to cause to be executed and delivered, any and all consent and approval documents and agreements required by the Lender in connection with the Lender Approval or Refinancing, in form and content reasonably satisfactory to the Parties (the “Lender Approval Documents”).

7.5 Notice. Each of LATA and LATA Holdings, on the one hand, and the EL Entities, on the other hand, will give prompt written notice to the other of (a) any material adverse development causing a breach of any of its own representations, warranties, covenants or agreements contained in this Agreement or in any of the Transaction Agreements, or that will make it incapable of or materially less likely to be capable of performing any of its obligations under any of the Transaction Agreements, and (b) copies of any property Tax assessments or notices, or any written notice from any Governmental Authority of its intent to conduct a Tax audit or Proceeding relating to any of the LATA Parties and their properties, on the one hand, or to the Contributed Properties, on the other hand.

7.6 Further Assurances. Following each Closing, the Parties shall, from time to time, at the request of any other Party hereto and without further cost or expense to the requesting Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the other Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby.

7.7 Publicity; Disclosure. None of LATA or its Affiliates, on the one hand, or the EL Entities or their Affiliates, on the other hand, may issue any press release, make any filing with any Governmental Authority or make any other public announcement relating to this Agreement, any of the other Transaction Agreements or any of the Transactions without the prior written approval of the other. The foregoing shall not apply to the extent necessary or advisable in order to satisfy a Party’s or its Affiliate’s disclosure obligations or other obligations under applicable Law or exchange disclosure requirements, as determined by LATA or by the EL Entities, as applicable, in which event LATA or the EL Entities, as the case may be, shall first consult with and reasonably consider any comments or suggestions of the other with respect thereto.

7.8 SEC Compliance.

(a) The EL Entities acknowledge that LATA is a publicly registered company that is required to disclose the existence of this Agreement upon full execution and to make certain filings with the SEC or other state securities regulators that may include audited and unaudited financial statements with respect to the Contributed Properties or Contributed Entities. To assist LATA in preparing such filings with the SEC or other state securities regulators and any required audited financial statements, the EL Entities agree with respect to each Contributed

Property to (i) within thirty (30) days after the date of this Agreement, and at LATA’s request, any time thereafter until the first anniversary of the applicable Closing Date, deliver an audit inquiry letter regarding pending litigation and other matters in the form attached hereto as Exhibit F (the “Audit Inquiry Letter”) to the EL Entities’ counsel prior to such Closing and deliver to LATA an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter, (ii) at LATA’s request at any time until the first anniversary of such Closing Date, deliver a customary representation letter addressed to and in the form requested by LATA’s auditors (the “Representation Letter”) to LATA, and (iii) provide LATA, within thirty (30) days after the date of this Agreement, such financial and other data and information relating to such Contributed Property as LATA and its registered independent accounting firm may reasonably require in order to enable LATA and its registered independent accounting firm to prepare such audited and unaudited financial statements with respect to thereto as LATA deems necessary to include in such filings with the SEC, including but not limited to the financial statements required pursuant to Section Rule 3-14 of Regulation S-X promulgated under the 1934 Act, as amended, or any state securities regulators, including but not limited to an executed assurance or representation letter from the EL Entities to LATA’s registered independent accounting firm in a form acceptable to LATA (provided that in no event shall the EL Entities have any liability to LATA or such registered independent accounting firm for the assurances or representations made therein, but the EL Entities shall reasonably cooperate, at no cost or expense to the EL Entities, in connection with such audit, including, if required by LATA’s registered independent accounting firm, answering a standard Statement on Auditing Standards No. 99 questionnaire from such registered independent accounting firm). The provisions of this Section 7.8(a) shall survive the applicable Closing for a period of 365 days. LATA shall reimburse the EL Entities for its actual and documented out-of-pocket expenses in connection with compliance with this Section 7.8(a).

(b) Each of the LATA Parties acknowledges that Elco Holdings Ltd., an Affiliate of the EL Entities, is a company publicly traded in Israel with related disclosure and other obligations under applicable Law. To the extent that Elco Holdings Ltd. determines in its sole discretion that any public disclosure, any filings with any Governmental Authorities or any other compliance with the requirements of applicable Law relating to LATA, its properties, this Agreement or the Transactions is necessary or advisable, the LATA Parties agree to provide such reasonable cooperation and assistance as the EL Entities may request, including cooperation and assistance similar (to the extent relevant) to that described in Section 7.8(a) relating to LATA’s public company obligations. The provisions of this Section 7.8(b) shall survive the applicable Closing for a period of 365 days. The EL Entities shall reimburse the LATA Parties for their actual and documented out-of-pocket expenses in connection with compliance with this Section 7.8(b).

7.9 Tax Protection. At each Closing, the LATA Parties shall enter into a Tax Protection Agreement substantially in the form attached hereto as Exhibit H (each, a “Tax Protection Agreement”), with each Contributor, if any, in respect of such Contributed Property receiving any consideration in the form of OP Units and identified in the Contribution Structure Chart as being eligible to receive Tax protection.

7.10 Registration Rights Agreement. At each Closing, LATA shall enter into a joinder to that certain Registration Rights Agreement, dated as of August 3, 2012, which is attached hereto as Exhibit G (the “Registration Rights Agreement”), with the Persons receiving any consideration in the form of OP Units, capital stock of LATA or securities convertible into or exchangeable for capital stock of LATA as a result of the Transactions at such Closing.

7.11 Contribution Structure Chart. Schedule A contains all of the information required to be set forth thereon in Section 1.2 hereof and the LATA Parties may rely conclusively on the information contained therein and in any Contribution Agreement, Contract Assignment and Settlement Statement (as defined below), in making any payments or issuing any OP Units related to the transactions contemplated herein. If LATA pays and/or issues the aggregate consideration provided for in Schedule A and/or in any Contribution Agreement, Contract Assignment and/or Settlement Statement in connection with any Closing hereunder (as set forth therein or as directed by the EL Entities), then the EL Entities shall indemnity and hold harmless the LATA Parties for any and all demands, claims, actions, causes of action, costs, expenses, damages (including incidental, special, but excluding consequential and punitive damages), losses, penalties, fines, judgments or amounts paid in settlement, including reasonable attorneys’ and accountants’ fees and costs, directly resulting from a failure by the LATA Parties to make any payments (or to make any such payments in the correct amount) to any Affiliate of the EL Entities at such Closing in connection with the transactions to be completed at such Closing.

ARTICLE VIII

TAX MATTERS

8.1 Tax Matters. The EL Entities, jointly and severally, shall pay and indemnify, without duplication, the Contributed Entity and each of their respective Subsidiaries and the LATA Parties for the following Taxes (and all related Adverse Consequences, including all reasonable out-of-pocket expenses incurred in defending an audit or other claim relating to such Taxes, but excluding any Transfer Taxes):

(a) all such Taxes resulting from a breach of a representation or warranty contained in Section 5.6 or a breach of any provision of this Section 8.1;

(b) with respect to such Taxes attributable to any Pre-Closing Tax Period: (i) all Taxes of each Contributed Entity and each of their respective Subsidiaries; (ii) all such Taxes of any other Person that each Contributed Entity or any of their respective Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred in such Pre-Closing Tax Period; and (iii) all Taxes resulting from each Contributed Entity or any of its Subsidiaries being a member of, or leaving, during a Pre-Closing Tax Period, an affiliated group of corporations that files a consolidated, combined or unitary Tax Return (or any similar group) for federal, state, local or foreign Tax purposes; and

(c) with respect to such Taxes attributable to any Straddle Period: (i) the Taxes of each Contributed Entity and each of its Subsidiaries attributable to the portion of such Straddle Period that ends on the applicable Closing Date, as determined under Section 8.2; (ii) the Taxes of any other Person that the Contributed Entity on any of its Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred on or before the Closing

Date, as determined under Section 8.2; and (iii) all Taxes resulting from each Contributed Entity or any of its Subsidiaries being a member of, or leaving, during a Straddle Period, an affiliated group of corporations that files a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes.

8.2 Allocation of Taxes. For purposes of determining the amount of Taxes that relate to Pre-Closing Tax Periods and Straddle Periods for purposes of any obligation to indemnify for Taxes under Section 8.1, the parties agree to use the following conventions:

(a) Taxes in the form of interest, penalties, additions to tax or other additional amounts that are actually incurred, accrued, assessed or similarly charged on or after the applicable Closing Date but that relate to Taxes that accrued on or before the applicable Closing Date shall be treated as occurring prior to such Closing Date;

(b) Except for Transfer Taxes and any other Taxes for which the LATA Parties are responsible hereunder and for real estate taxes (apportioned pursuant to Section 2.2), for all Taxes that are payable with respect to any Straddle Period, the portion of such Tax that is attributable to the portion of the Straddle Period ending on the applicable Closing Date shall be allocated between the portion of the period ending on such Closing Date and the portion of the period beginning after such Closing Date using the following conventions:

(i) in the case of such Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, without limitation, dividends, interest, or wages), the amount allocated to the portion of the period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such Person filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” methodology for allocating items of such Tax Return; and

(ii) in the case of all other such Taxes, the amount allocated to the portion of the period ending on the Closing Date shall equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

8.3 Cooperation. Each of the Parties shall provide the LATA Parties and the Contributed Entities and their respective Subsidiaries with any assistance as may reasonably be requested in connection with the preparation of any Tax Return or any audit or other Proceeding by any Governmental Authority relating to liabilities for Taxes. Such assistance shall, upon reasonable written notice, include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The EL Entities shall provide to the LATA Parties and the Contributed Entity with any information that the Contributed Entity reasonably requests to allow the LATA Parties or such Contributed Entity to comply with any information reporting requirements under the Code or other applicable Law.

8.4 Tax Returns.

(a) Pre-Closing Tax Periods. The EL Entities shall cause the Contributed Entity and each of its Subsidiaries to prepare and timely file all Tax Returns of the Contributed Entity and each of its Subsidiaries for any Pre-Closing Tax Period, and the EL Entities shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Period. Such Tax Returns shall be prepared in a manner consistent with past practices to the extent consistent with applicable Law.

(b) Straddle Periods and Post-Closing Periods. The LATA Parties shall cause the Contributed Entity and each of its Subsidiaries to prepare and timely file all Tax Returns of the Contributed Entity and each of its Subsidiaries for all taxable periods of the Contributed Entity or any of its Subsidiaries other than a Pre-Closing Tax Period, and the LATA Parties shall remit or cause to be remitted any Taxes due in respect of such taxable periods. Such Tax Returns with respect to a Straddle Period shall be prepared in a manner consistent with past practices to the extent consistent with applicable law. At least fifteen (15) days prior to the deadline for the filing of any Tax Return for a Straddle Period (and before the LATA Parties file such Tax Return), the LATA Parties shall furnish to the EL Entities a draft of such Tax Return and the EL Entities shall have the right to review, provide the LATA Parties written comments on, and approve the portion of such draft Tax Return that relates to Taxes allocable to the portion of the Straddle Period for which the EL Entities are responsible. Without limiting the terms hereof, the EL Entities shall pay to applicable taxing authority the amount of Taxes for which it responsible as provided in Sections 8.1 and 8.2 hereof. LATA’s obligations under this Section 8.2(b) shall only apply with respect to any taxable period in which LATA owns 100% of the ownership interests of the applicable Contributed Entity.

8.5 Claims; Tax Proceedings. If any Governmental Authority issues to the Contributed Entity or any of its Subsidiaries a written notice of its intent to conduct an audit or other Proceeding with respect to Taxes, a written notice of deficiency, a written notice of an assessment, a written notice of a proposed adjustment, a written assertion of claim for the payment that relates to Taxes or Tax Returns of the Contributed Entity or any of its Subsidiaries for a Pre-Closing Tax Period or for a Straddle Period and for which the EL Entities are obligated to pay or indemnify the LATA Parties (collectively, a “Tax Claim”), the LATA Parties shall notify the EL Entities within ten (10) Business Days. The LATA Parties and the applicable Contributed Entity shall control any Proceeding with respect to a Tax Claim (a “Tax Contest”); provided, however, that with respect to (a) any Tax Claim related to Taxes for a Pre-Closing Tax Period, (b) any Tax Claim related to Taxes for a Straddle Period or (c) with respect to any Tax Claim for which the EL Entities would be responsible for all or a portion of such Tax Claim, the EL Entities may, at their sole cost and expense, participate in such Tax Consent, and any settlement or other disposition of any such Tax Contest may only be made with the consent of the EL Entities, which shall not be unreasonably withheld or delayed.

8.6 Certain Tax Elections. The EL Entities shall not allow the Contributed Entity or any of its Subsidiaries on or prior to the applicable Closing Date to, make, revoke, or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with any Governmental Authority, settle any Tax claim or assessment relating to the Contributed Entity or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Contributed Entity or any of its Subsidiaries, or take any other similar action (or omit to take any action) relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing a Tax liability of the Contributed Entity or any of its Subsidiaries for any period ending after the applicable Closing Date.

8.7 Other Treatment.

(a) The Parties agree for all relevant Tax purposes to treat all indemnification payments to the LATA Parties pursuant to this Agreement as adjustments to the consideration hereunder.

(b) It is the intent of the Parties that the transfer of Contributed Interests and/or Contract Rights, as applicable, to LATA Holdings in exchange for OP Units shall be treated under Section 721 of the Code.

8.8 Other Provisions. The provisions of this Section 8 shall govern all indemnity claims with respect to Taxes, including, without limitation, claims related to a breach of any provision of this Article 8.

8.9 Survival. The obligations of the EL Entities to pay or indemnify for a Tax under this Article 8 shall expire upon sixty (60) days after the expiration of the applicable statute of limitations (after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that the EL Entities’ obligation to pay a Tax arises under a contract or other agreement or arrangement, the EL Entities’ obligations under this Section 8 shall not expire until sixty (60) after the expiration of such Contributed Entity’s obligation to pay such Tax under the contract or other agreement or arrangement. All other obligations of the EL Entities under this Article 8 shall survive until fully performed.

8.10 Transfer Taxes. All Transfer Taxes shall be paid by LATA. The Parties shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

ARTICLE IX

CLOSINGS

9.1 Closings.

(a) The initial closing of the Transactions in respect of the Contract Assignments and each Initial Closing Property (as defined below) (the “Initial Closing”) shall take place at the offices of Goulston & Storrs, 885 Third Avenue, 18th Floor, New York, New York 10022, or such other mutually agreed upon location, on the date hereof (the “Initial Closing Date”). Each Contributed Property, if any, included in the contribution transactions consummated at the Initial Closing is referred to herein as an “Initial Closing Property”.

(b) With respect to each Contributed Property, if any, that is not an Initial Closing Property, an additional closing of the Transactions in respect of such Contributed Property (each a “Subsequent Closing” or a “Closing” with respect to such Contributed Property and, including the Initial Closing, each a “Closing”) shall take place at the offices of Goulston & Storrs, 885 Third Avenue, 18th Floor, New York, New York 10022, or such other mutually agreed upon location, on the date that is on or before the date that is three (3) Business Days after the satisfaction (or waiver if permitted) of the conditions set forth in Article X of this Agreement with respect to such Subsequent Closing. The date of each Subsequent Closing is referred to herein as a “Subsequent Closing Date” and, including the Initial Closing Date, a “Closing Date.” This Agreement refers to each Closing pursuant to which the contribution of any Contributed Property is consummated hereby as the Closing with respect to such Contributed Property, and the closing date with respect thereto as the Closing Date with respect to such Contributed Property.

9.2 Closing deliveries by the LATA Parties. At each Closing, the LATA Parties will deliver, or cause to be delivered in the manner set forth below, each of the following agreements, instruments and other documents (in addition to those to be delivered pursuant to any of the other Transaction Agreements), in each case, except as otherwise provided, duly executed and delivered by each of the LATA Parties and their Affiliates as may be party thereto:

(a) a joinder to the Registration Rights Agreement, with respect to each Person, if any, joining such agreement pursuant to Section 7.10 in respect of the Contract Rights or Contributed Properties, if any, to be contributed at such Closing;

(b) a Tax Protection Agreement, as, required by Section 7.9 in respect of the Contributed Properties to be contributed at such Closing;

(c) a duly executed REIT ownership limit waiver certificate substantially in the form attached hereto as Exhibit I (each a “REIT Ownership Limit Waiver”), with respect to each Person listed on Schedule 9.2(d) and receiving any securities of LATA Holdings at such Closing;

(d) a duly executed certificate of the Secretary of LATA, dated the Closing Date, in form and substance reasonably acceptable to the EL Entities, certifying: (i) the Organizational Documents of LATA and LATA Holdings and (ii) the resolutions adopted by the board of directors of LATA with respect to the Transactions, including without limitation, such elections and determinations, if any, as may be necessary to opt out of, or otherwise to render inapplicable, any applicable control share, business combination or other anti-takeover Laws;

(e) a duly executed settlement statement for each Contributed Property (collectively, the “Settlement Statements”), if any, to be contributed at such Closing;

(f) all of the documents required to be delivered under the Contribution Agreements in respect of the Contributed Properties to be contributed at such Closing; and

(g) any and all other instruments and documents required to be delivered by the LATA Parties at or prior to such Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the EL Entities may reasonably request to effect the Transactions to be consummated at such Closing.

9.3 Closing deliveries by the EL Entities. At each Closing, the EL Entities will execute and deliver, or cause to be delivered, each of the following agreements, instruments and other documents (in addition to those to be delivered pursuant to any of the other Transaction Agreements), in each case, except as otherwise provided, duly executed and delivered by each of the EL Affiliates as may be party thereto:

(a) the Registration Rights Agreement, with respect to each EL Affiliate, if any, joining such agreement pursuant to Section 7.10 in respect of the Contract Rights or Contributed Properties to be contributed at such Closing;

(b) the Tax Protection Agreements, if any, required by Section 7.9 in respect of the Contributed Properties, if any, to be contributed at such Closing and to which any EL Affiliate is a party;

(c) The Settlement Statements for each Contributed Property, if any, to be contributed at such Closing;

(d) all of the documents required to be delivered under the Contribution Agreements in respect of the Contributed Properties to be contributed at such Closing; and

(e) a certificate of non-foreign status (in a form reasonably acceptable to the LATA Holdings) pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations.

(f) any and all other instruments and documents required to be delivered by the EL Entities at or prior to such Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the LATA Parties may reasonably request to effect the Transactions to be consummated at such Closing.

ARTICLE X

CONDITIONS PRECEDENT

10.1 Conditions Precedent to the Obligations of the EL Entities at Each Closing. The obligations of the EL Entities to consummate the Transactions to be consummated at each Closing are subject to the satisfaction or waiver (where permissible), at or prior to such Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of LATA and LATA Holdings in this Agreement that are not made as of a specific date shall be true and correct as of the date of such Closing and the representations and warranties of LATA and LATA Holdings in this Agreement that are made as of a specific date shall be true and correct as of such date, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “LATA Material Adverse Effect” or the like set forth in such representations and warranties) does not or would not have or would not be reasonably likely to have, individually or in the aggregate, a LATA Material Adverse Effect.

(b) Agreements and Covenants. LATA and LATA Holdings shall have performed, in all material respects, all obligations to be performed by them, and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to such Closing.

(c) Consents. All consents and approvals required to be obtained by LATA or LATA Holdings under this Agreement at or prior to such Closing and under each applicable Contribution Agreement (excluding Lender Approvals) shall have been obtained by LATA or LATA Holdings, except where the failure of LATA or LATA Holdings to obtain any such a consent or approval is attributable to actions or inactions willfully undertaken by the EL Entities with the intent of delaying or preventing LATA or LATA Holdings from obtaining any such consent or approval.

(d) Lender Approvals. The Lender Approval or Refinancing in respect of such Contributed Properties, if any, to be contributed at such Closing shall have been obtained.

(e) Officer Certificate. LATA shall have delivered to the EL Entities a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of LATA, for itself and as general partner of LATA Holdings, certifying as to the satisfaction of the conditions specified in Sections 10.1(a), 10.1(b) and 10.1(c).

(f) No Order. No Governmental Authority with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

(g) No MAE. There shall not have occurred and there shall not be any event, fact, development, circumstance, change or effect that, individually or in the aggregate with all other events, facts developments, circumstances, changes or effects, has resulted or would reasonably be expected to result in an LATA Material Adverse Effect.

(h) Tax Opinion. As a condition precedent to the Initial Closing only, Morris, Manning & Martin, LLP, outside tax counsel to LATA and LATA Holdings, shall have delivered opinions, dated as of the Initial Closing Date, addressed to the EL Entities and the Contributors in respect of the Contributed Properties, if any, to be contributed at such Closing in substantially the form attached hereto as Exhibit J regarding LATA’s status as a REIT, the status of LATA Holdings as a partnership and not a publicly-traded partnership and certain other matters.

(i) Other Transaction Agreements. Each of the Contribution Agreements, Contract Assignments, and the other Transaction Agreements required to be executed and delivered pursuant to this Agreement at or prior to such Closing, shall have been executed and delivered by the parties thereto (other than the EL Entities and their Affiliates), shall be in full force and effect (assuming the execution and delivery thereof by the EL Entities and their Affiliates as may be party thereto) and no default shall have occurred under any of them. With respect to the Initial Closing, the consummation of the transactions contemplated by each of the foregoing other Transaction Agreements to be consummated at the Initial Closing shall have occurred simultaneously with the Initial Closing hereunder (including, without limitation, the transactions contemplated by the Common Investment Agreement, the Contract Assignments and each of the applicable Contribution Agreements). With respect to each Subsequent Closing, the consummation of the transactions contemplated by each of the foregoing other Transaction Agreements to be consummated at such Subsequent Closing shall have occurred simultaneously with such Subsequent Closing hereunder (including, without limitation, the transactions contemplated by each of the applicable Contribution Agreements).

(j) Other Closing Deliveries. Each of the agreements, certificates, instruments and other items and documents required to be delivered by the LATA Parties as set forth in Section 9.2 shall have been delivered.

10.2 Conditions Precedent to the Obligations of the LATA Parties at Each Closing. The obligations of the LATA Parties to consummate the Transactions to be consummated at each Closing are subject to the satisfaction or waiver (where permissible), at or prior to such Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the EL Entities in this Agreement that are not made as of a specific date shall be true and correct as of the date of such Closing and the representations and warranties of the EL Entities in this Agreement that are made as of a specific date shall be true and correct as of the date made, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”, “Property Material Adverse Effect” or “Portfolio Material Adverse Effect” or the like set forth in such representations and warranties) does not or would not have or would not be reasonably likely to have, individually or in the aggregate, a Portfolio Material Adverse Effect.

(b) Agreements and Covenants. The EL Entities shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to such Closing.

(c) Consents. All consents and approvals required to be obtained by the EL Entities, an Affiliate of the EL Entities or a Contributed Entity under this Agreement at or prior to such Closing and under each applicable Contribution Agreement (excluding Lender Approvals) shall have been obtained by the EL Entities, such Affiliates of the EL Entities or

Contributed Entity, except where the failure of the EL Entities, such Affiliates of the EL Entities or Contributed Entity to obtain any such a consent or approval is attributable to actions or inactions willfully undertaken by LATA or its Affiliates with the intent of delaying or preventing the EL Entities, such Affiliates of the EL Entities or Contributed Entity from obtaining any such consent or approval.

(d) Lender Approvals. The Lender Approval or Refinancing in respect of each of the Contributed Properties, if any, to be contributed at such Closing shall have been obtained.

(e) Title Policies. With respect to each Contributed Property, if any, to be contributed at such Closing, the Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges, to issue the title policies and/or endorsements pursuant to the Title Commitments containing no exceptions to title other than Permitted Encumbrances and any Additional Exceptions approved by the LATA Parties pursuant to Section 3.1(d).

(f) Permits; Consents. With respect to each Contributed Property, if any, to be contributed at such Closing, any and all consents or approvals of Governmental Authorities as are necessary for the transfer of the Contributed Property or the Contributed Interests, as the case may be, and the ownership and operation of the Property by and/or on behalf of LATA Holdings or its successor or assignee shall have been received.

(g) Officer Certificates. Each of the EL Entities shall have delivered to LATA and LATA Holdings a certificate, dated as of the Closing Date, signed by an officer of such EL Entity certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c).

(h) No Order. No Governmental Authority with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

(i) No MAE. There shall not have occurred and there shall not be any event, fact, development, circumstance, change or effect that, individually or in the aggregate with all other events, facts developments, circumstances, changes or effects, has resulted or would reasonably be expected to result in a Portfolio Material Adverse Effect.

(j) Other Transaction Agreements. Each of the Contribution Agreements, Contract Assignments and the other Transaction Agreements required to be executed and delivered pursuant to this Agreement at or prior to such Closing, shall have been executed and delivered by the parties thereto (other than the LATA Parties and their Affiliates), shall be in full force and effect (assuming the execution and delivery thereof by the LATA Parties and their Affiliates as may be party thereto) and shall not have been terminated for any reason. With respect to the Initial Closing, the consummation of the transactions contemplated by each of the foregoing other Transaction Agreements to be consummated at the Initial Closing shall have occurred simultaneously with the Initial Closing hereunder (including, without limitation, the transactions contemplated by the Common Investment Agreement, Contract Assignment and each of the applicable Contribution Agreements). With respect to each Subsequent Closing, the consummation of the transactions contemplated by each of the foregoing other Transaction Agreements to be consummated at such Subsequent Closing shall have occurred simultaneously with such Subsequent Closing hereunder (including, without limitation, the transactions contemplated by each of the applicable Contribution Agreements).

(k) Closing Deliveries. Each of the agreements, certificates, instruments and other items and documents required to be delivered, or caused to be delivered, by the EL Entities as set forth in Section 9.3.

ARTICLE XI

TERMINATION

11.1 Termination. At any time following the date hereof that any Contributed Properties remain to be contributed in the Initial Closing or any Subsequent Closing, as applicable, this Agreement may be terminated, solely with respect to the contribution of any or all of the applicable remaining Contributed Properties, in writing:

(a) by the EL Entities, upon written notice to LATA, if LATA or LATA Holdings has breached any of its obligations hereunder or any Transaction Agreement and such breach has resulted or will result in the failure of any of the conditions set forth in Section 10.1 to be satisfied and such failure becomes incapable of being cured by LATA and LATA Holdings, as applicable, by the Final Closing Outside Date or, if capable of being cured by LATA and LATA Holdings, as applicable, by the Final Closing Outside Date, LATA and LATA Holdings, as applicable, does not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from the EL Entities and diligently pursue such cure to completion thereafter; provided that the EL Entities and their Affiliates are not then in breach of this Agreement or any of the other Transaction Agreements so as to cause any of the conditions in Section 10.2 not to be satisfied;

(b) by LATA, upon written notice to the EL Entities, if either of the EL Entities has breached any of its obligations hereunder or any Transaction Agreement and such breach has resulted or will result in the failure of any of the conditions set forth in Section 10.2 to be satisfied and such failure becomes incapable of being cured by the EL Entities by the Final Closing Outside Date or, if capable of being cured by the EL Entities by the Final Closing Outside Date, the EL Entities do not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from LATA and diligently pursue such cure to completion thereafter; provided that the LATA Parties and their Affiliates are not then in breach of this Agreement or any of the other Transaction Agreements so as to cause any of the conditions in Section 10.1 not to be satisfied; or

(c) by mutual written consent of each Party hereto.

11.2 Effect of Termination. In the event of termination of this Agreement pursuant to and in accordance with Section 11.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party, or their respective officers, directors, Affiliates, Subsidiaries or partners, as applicable, to this Agreement, solely with respect to any and all Contributed Properties then remaining to be contributed, and this Agreement otherwise shall continue in full force and effect; provided, however, that each Party hereto shall remain liable for any willful and intentional breaches of this Agreement that occurred prior to its termination; and provided further, that the provisions of Section 7.1 (Access to Information), Section 11.3 (Fees and Expenses), Article XII hereof (General Provisions) and this Section 11.2 shall remain in full force and effect and survive any termination of this Agreement for the periods set forth in such Sections.

11.3 Fees and Expenses.

(a) Subject to the terms of Section 11.3(b) below, all fees, costs and expenses incurred by the Parties in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid (or reimbursed, as applicable) by LATA, including, without limitation, all legal and other transaction and closing fees, costs and expenses.

(b) If this Agreement shall be terminated pursuant to Section 11.1 above, then each Party shall be responsible for paying all of its own fees, costs and expenses incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

ARTICLE XII

GENERAL PROVISIONS

12.1 Limited Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties in this Agreement or in any certificate, instrument or writing delivered in connection herewith, including any rights arising out of any breach of such representations and warranties, shall survive the applicable Closing until the first anniversary of such Closing and, with respect to any written claim delivered to the EL Entities within such one year period, until final non-appealable adjudication or settlement thereof, provided litigation is, or adjudication proceedings are, instituted within six (6) months following the EL Entities’ receipt of such written claim. The covenants and agreement in this Agreement or in any certificate, instrument or writing delivered in connection herewith which by their terms contemplate actions or impose obligations following the applicable Closing shall survive such Closing and remain in full force and effect in accordance with their terms.

12.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by electronic mail or facsimile (which is confirmed by the intended recipient) and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the EL Entities, to:

Elco Landmark Residential Holdings LLC

Elco Landmark Residential Holdings II LLC

825 Parkway Street

Jupiter, Florida 33477

Attention: Joseph Lubeck, Chief Executive Officer

Fax: (561) 745-8745

Email: jlubeck@landmarkresidential.com

with a copy to:

Goulston & Storrs P.C.

885 Third Avenue, 18th Floor

New York, New York 10022

Attention: Yaacov M. Gross, Esq.

Fax: (212) 878-6911

Email: ygross@goulstonstorrs.com

If to LATA or LATA Holdings, to:

Landmark Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr., Chief Executive Officer

Fax: (804) 237-1345

Email: jolander@LATApts.com

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: Lauren Burnham Prevost, Esq.

Fax: (404) 365-9532

Email: lprevost@mmmlaw.com

12.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.4 Amendment. This Agreement may be amended by the Parties hereto by action taken by their respective boards of directors (or similar governing body or entity) at any time prior to the Final Closing. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

12.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, other than (a) as set forth in Section 1.3 with respect to the Contributor Parties, (b) as set forth in the preamble to Article VI with respect to the Contributors and (c) as set forth in Section 12.7, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.6 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of law provisions thereof.

(b) Each Party agrees that any Proceeding for any Claim arising out of or related to this Agreement or the Transactions, whether in tort or contract or at law or in equity, shall be brought only in either the United States District Court for the District of Delaware or in a Delaware state court sitting in New Castle County, Delaware (each, a “Chosen Court”), and each Party irrevocably (i) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (ii) waives any objection to laying venue in any such Proceeding in either Chosen Court, (iii) waives any objection that such Chosen Court is an inconvenient forum for the Proceeding, and (iv) agrees that, in addition to other methods of service provided by law, service of process in any such Proceeding shall be effective if provided in accordance with Section 12.2, and the effective date of such service of process shall be as set forth in Section 12.2.

12.7 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Transaction Agreements or the Transactions. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.7.

12.8 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

12.9 Mutual Drafting. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

12.10 Entire Agreement. This Agreement (including its exhibits, appendices and schedules), the other Transaction Agreements and the other documents delivered pursuant hereto and thereto constitute a complete and exclusive statement of the agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter hereof or thereof.

12.11 Counterparts. This Agreement or any amendment hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Section Headings; Interpretation.

(a) The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the terms “knowledge”, “known” or words of similar import mean, with respect to the LATA Parties, the actual knowledge of the Persons listed on Schedule 12.12(b)(i) after reasonable investigation and, with respect to the EL Entities, the actual knowledge of the Persons listed on Schedule 12.12(b)(ii) after reasonable investigation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless the context otherwise requires or unless otherwise specified. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS OF THE FOREGOING, each Party executes this Master Contribution and Assignment Agreement as of the date first written above, by the Party’s duly authorized officer.

LATA PARTIES:	LANDMARK APARTMENT TRUST OF AMERICA, INC.

	By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

	By:	Apartment Trust of America, Inc., its general partner

		By:	/s/ Stanley J. Olander, Jr.
		Name:	Stanley J. Olander, Jr.
		Title:	Chief Executive Officer

EL:	ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

	By:	JLCo, LLC, its manager

		By:	/s/ Joseph Lubeck
		Name:	Joseph Lubeck
		Title:	President

EL2:	ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC

By: JLCO, LLC, its manager

	By:	/s/ Elizabeth Truong
Name: Elizabeth Truong
Title: Authorized Signatory

2

APPENDIX I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Exception” shall have the meaning set forth in Section 3.1(d).

“ADMG 191” shall have the meaning set forth in the Recitals.

“Adverse Consequences” shall mean all liabilities, demands, claims, actions, causes of action, costs, expenses, damages (including incidental, special, but excluding consequential and punitive damages and lost profits), Taxes, losses, penalties, fines, judgments or amounts paid in settlement, including reasonable attorneys’ and accountants’ fees, including, without limitation, all Adverse Consequences incurred by the Contributed Entity. The term Adverse Consequences expressly includes any consequences arising from the LATA Parties’ sending, or failure to send, any filings relating to Transfer Taxes due, or otherwise, in connection with the transactions contemplated by this Agreement, including any interest, penalties or reassessment of the value of the Property for purposes of ad valorem taxes, and the LATA Parties’ failure to pay any Transfer Taxes due in connection with the transactions contemplated by this Agreement.

“Affiliates” means, with respect to a specified Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Person.

“Agreement” means this Master Contribution and Assignment Agreement, together with all Schedules and Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

“Agreements and Instruments” shall have the meaning set forth in Section 6.7.

“Annual Report” shall have the meaning set forth in Section 6.1.

“Applicable Documents” shall have the meaning set forth in Section 1.2(a).

“Audit Inquiry Letter” shall have the meaning set forth in Section 7.8.

“Authorization” means any approval, authorization, certificate, concession, consent, exemption, franchise, grant of authority, license, Order, permission, permit, qualification, ratification, registration, waiver or variance, of or from any Governmental Authority or required by or available under any Law.

“Books and Records” means with respect to any Person the files and records of that Person relating to that Person or its Affiliates.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which banks are required or authorized by Law to be closed in the City of New York.

Appendix I-1

“Chosen Court” shall have the meaning set forth in Section 12.6(b).

“Claim” means any claim or demand, or assertion of either of any claim or demand, by any Person (except for those included in the definition of Proceeding).

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing” shall have the meaning set forth in Section 9.1.

“Code” shall have the meaning set forth in the Recitals.

“Contract Assignment” and “Contract Assignments” shall have the meanings set forth in the Recitals.

“Contract Rights” shall have meaning set forth in Section 1.1(b).

“Contracts” means, with respect to any Contributed Property, any agreement, contract, obligation, promise or commitment (whether written or oral) that is legally binding on the Contributed Entity or the Property, including but not limited to: (a) equipment leases and laundry leases relating to the Property and to which the Property Owner is a party, (b) the Existing Management Agreement, and (c) any construction, service or other contracts relating to the Property and to which the Property Owner is a party which are disclosed in writing to the LATA Parties on or before the Closing, which are acceptable to the LATA Parties in their reasonable discretion; provided, however, any equipment leases, service or other contracts that the LATA Parties do not wish to assume and which are cancellable without penalty on not more than sixty (60) days’ notice shall be caused to be terminated by the EL Entities simultaneous with the Closing.

“Contributed Entities” shall have the meaning set forth in the Recitals.

“Contributed Entity” shall have the meaning set forth in the Recitals.

“Contributed Entity Financial Statements” means, with respect to any Contributed Entity, the unaudited financial statements of such Contributed Entity as of and for the five-month period ended May 31, 2013.

“Contributed Interests” shall have the meaning set forth in the Recitals.

“Contributed Properties” shall have the meaning set forth in the Recitals.

“Contributed Property” shall have the meaning set forth in the Recitals.

“Contribution Agreement” and “Contribution Agreements” shall have the meanings set forth in the Recitals.

“Contribution Structure Chart” means the chart set forth on Schedule A hereto.

“Contributor Parties” shall have the meaning set forth in Section 1.3(a).

Appendix I-2

“Contributors” means, as the context may require, (i) with respect to any Contributed Property, the Persons named as (a) contributing parties to the applicable Contribution Agreement or (b) assigning parties to the applicable Contract Assignment, all as described in the Contribution Structure Chart or (ii) the same contributing and/or assigning parties described in clause (i) above, but with respect to all Contributed Properties, collectively.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of an Equity Interest, by contract or otherwise. The terms “Controlled by” and “under common Control with” have correlative meanings.

“Covered Claims” shall have the meaning set forth in Section 1.3(a).

“Disclosed Liabilities” shall have the meaning set forth in Section 5.5.

“EL1” means Elco Landmark Residential Holdings LLC, a Delaware limited liability company.

“EL2” means Elco Landmark Residential Holdings II LLC, a Delaware limited liability company.

“EL Affiliate(s)” means each of Joseph Lubeck, Elco Holdings Ltd., ADMG 191 Partners, LP, a Florida limited partnership, ADMG FairCave Partners LP, a Florida limited partnership, ADMG Partners LP, a North Carolina limited partnership, Elco LR OPT II LP, a Delaware limited partnership, Elco LR OPT II REIT LP, a Delaware real estate investment trust, and each of their respective Controlled Affiliates.

“EL Entities” has the meaning ascribed to it in the preamble to this Agreement.

“Entity” means, except for Governmental Authorities, (a) any corporation, partnership, joint venture, limited liability company, business trust or other business entity, (b) any association, unincorporated business or other organization, (c) trust and (d) any other organization having legal status as an entity under any Law.

“Environmental Law” and “Environmental Laws” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interest” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership, and (b) all rights, warrants, options,

Appendix I-3

convertible securities or indebtedness, exchangeable securities or other instruments or rights that are outstanding and exercisable for, convertible into or exchangeable for any Equity Interest described in the foregoing clause (a) whether at the time of issuance or upon the passage of time or occurrence of some future event.

“Executive Order” shall have the meaning set forth in Section 5.18.

“Existing Management Agreement” means, with respect to any Contributed Property, that certain property management agreement heretofore in effect by and between the Property Owner and the Existing Manager.

“Existing Manager” means, with respect to any Contributed Property, Apartment Trust of America Property Management, an Affiliate of LATA.

“FCPA” shall have the meaning set forth in Section 4.9.

“FF&E” means, with respect to any Contributed Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Contributed Entity or the Property Owner and located in or at, or used in connection with the ownership, operation or maintenance of, the Property. FF&E shall include, but not be limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Real Property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description owned by the Contributed Entity or the Property Owner and used in the operating and maintenance of the Property, and located on or in the Real Property, and all replacements to such personal property; (c) supply items customarily included within “Property and Equipment” under GAAP, and (d) supplies and all other tangible personal property used in connection with the operation, ownership, or maintenance of the Real Property.

“Filing” means any filing or registration with, or a written notice to, a Governmental Authority.

“Final Closing” shall mean the closing of the Transactions in respect of the last Contributed Property.

“Final Closing Outside Date” means the date that is the thirty (30) days after the Initial Closing, provided, however, that either Party shall have the right to extend such date by an additional thirty (30) days by providing the other Party with written notice of such intent at least five (5) days prior to the original Final Closing Outside Date.

“GAAP” shall have the meaning set forth in Section 6.1.

Appendix I-4

“Governmental Authority” means (a) anybody exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether domestic or foreign, national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Governmental Licenses” shall have the meaning set forth in Section 6.12.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold.

“Heitman Contract Assignment” shall have the meaning set forth in the Recitals.

“Heitman LP Purchase Agreement” shall have the meaning set forth in the Recitals.

“Hunt Pool 1 Contract Assignment” shall have the meaning set forth in the Recitals.

“Hunt Pool 2 Contract Assignment” shall have the meaning set forth in the Recitals.

“Hunt Pool 1 LP Purchase Agreement” shall have the meaning set forth in the Recitals.

“Hunt Pool 2 LP Purchase Agreement” shall have the meaning set forth in the Recitals.

“Improvements” means, with respect to any Contributed Property, all buildings and other structures and improvements situated on the Land, to the extent the same form a part of the Property.

“Initial Closing” shall have the meaning set forth in Section 9.1.

“Initial Closing Date” shall have the meaning set forth in Section 9.1.

“Intangible Property” means, with respect to any Contributed Property, all (a) Permits, contract rights, and warranties, and (b) certificates, licenses, warranties, guarantees, Contracts, patents, trademarks, copyrights and other intellectual property related to the Property held by the Contributed Entity or the Property Owner and/or their respective Affiliates, including without limitation, their respective trades or businesses the names.

“Intellectual Property” shall have the meaning set forth in Section 6.10.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall have the meaning set forth in Section 12.12(b).

“Land” means, with respect to any Contributed Property, the legal description with respect to such Contributed Property as set forth in Schedule A.

“LATA” means Landmark Apartment Trust of America, Inc., a Maryland corporation.

Appendix I-5

“LATA Advisory Fees” shall have the meaning set forth in Section 6.23.

“LATA Holdings” means Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership.

“LATA Material Adverse Effect” shall have the meaning set forth in Section 6.2.

“LATA Parties” means LATA and LATA Holdings.

“Latest Balance Sheet” shall have the meaning set forth in Section 5.5.

“Law” and “Laws” mean (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority, (b) principles of common law, and (c) any Order.

“Leases” means, with respect to any Contributed Property, collectively, all leases, rental agreements, license agreements and occupancy agreements pursuant to which a Tenant has a possessory right or license with respect to any portion of the Real Property and which are in effect as of the date hereof and are shown on the Rent Roll set forth in Schedule 5.8(c)(i) attached hereto, together with any amendments, modifications or supplements made thereto and any new Leases entered into by the Property Owner from time to time after the date hereof and before Closing that conform to the requirements of Section 7.3(b)(iii) and are shown in the Rent Roll to be delivered at Closing pursuant to the Contribution Agreement.

“Lender Approval” shall have the meaning set forth in Section 7.4.

“Lender Approval Documents” shall have the meaning set forth in Section 7.4.

“Lien” means any lien, encumbrance, security interest, pledge or any other title restriction of any kind.

“Loan” means, with respect to any Contributed Property, the loan evidenced by the Loan Documents relating to the Contributed Property.

“Loan Assumption Costs” means, with respect to any Contributed Property, any and all fees, costs and expenses, including, without limitation, any loan assumption, transfer or consent fees, review fees, Lender’s attorneys’ fees and other costs, expenses and fees provided for in the Loan Documents in connection with the assumption of, or any consent from the lender to the transaction contemplated by this Agreement which are required under, the Loan Documents at the Closing.

“Loan Documents” means, with respect to any Contributed Property, the loan documents described in Schedule 5.15 attached hereto with respect to the Contributed Entity, the Property Owner and/or Property.

“LP Purchase Agreement” shall have the meaning set forth in the Recitals.

“Money Laundering Laws” shall have the meaning set forth in Section 4.10.

Appendix I-6

“Non-Terminable Contracts” shall have the meaning set forth in Section 5.10.

“OFAC” shall have the meaning set forth in Section 4.11.

“OP Units” shall have the meaning set forth in the Recitals.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Authority, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Ordinary Course” means, with respect to any Person or Property, the ordinary course of business thereof, as the case may be, consistent with past custom and practice (including as applicable, with respect to quantity and frequency).

“Organizational Documents” means each of the following, as applicable, as amended and supplemented: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement (or limited liability company agreement) and certificate of organization or formation of a limited liability company; and (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person.

“Parties” means, collectively, LATA, LATA Holdings and the EL Entities, each of which is a “Party.”

“Partnership Agreement” means the Agreement of Limited Partnership of LATA Holdings, as amended and supplemented.

“Patriot Act” shall have the meaning set forth in Section 5.18.

“Permits” means, with respect to any Contributed Property, all governmental permits and approvals, including licenses, registrations and authorizations, required for the ownership and operation of the Contributed Entity or the Property at the Real Property, including without limitation, qualifications to do business, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all other necessary approvals from Governmental Authorities and other approvals granted by any public body.

“Permitted Encumbrances” means, with respect to any Contributed Property: (a) any exceptions, exclusions and other matters set forth in or disclosed by the Title Commitments (or that would have been so set forth or disclosed if the Title Commitments had been obtained as contemplated by Section 3.1(a) and any other exceptions to title disclosed in the Surveys (or that would have been so disclosed if the Surveys had been obtained as contemplated by Section 3.1(b), in each case, except those matters which are excluded from being Permitted Encumbrances pursuant to Section 3.1; (b) liens for taxes, assessments and governmental charges with respect to the Property for the current year and not yet due and payable or due and payable but not yet delinquent (provided the same are paid at Closing by or on behalf of the Contributors); (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and

Appendix I-7

regulations, now or hereafter in effect; (d) the Leases; (e) those matters which are not excluded from being Permitted Encumbrances pursuant to Section 3.1, (f) with respect only to the time period prior to Closing or, upon receipt of the Lender Approval, the Loan Documents evidencing and securing the Loan and (g) the matters set forth on Section 3.1(c), to the extent not removed by the Parties pursuant to Section 3.1(c).

“Person” means an individual, an Entity or a Governmental Authority.

“Portfolio Material Adverse Effect” means a material adverse effect on the value of the Contributed Properties, taken as a whole, when compared with the aggregate value of all Contributed Properties.

“Pre-Closing Tax Period” means any taxable period that ends on or before the applicable Closing Date.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

“Prohibited Person” shall have the meaning set forth in Section 5.18.

“Property” means, with respect to any Contributed Property, collectively, all of the Contributed Entity’s Real Property, personal property, intangible or other assets, including, without limitation its ownership interest in the Real Property, the FF&E, the Contracts, Leases and the Intangible Property.

“Property Material Adverse Effect” means, with respect to any Contributed Property, a material adverse effect on the value of such Contributed Property.

“Property Owner” means, with respect to any Contributed Property, the Person or Persons directly owning 100% of the Contributed Property.

“Quarterly Report” shall have the meaning set forth in Section 6.1.

“Real Property” shall mean, with respect to any Contributed Property, collectively, the Land and Improvements, together with all easements, rights of way, privileges, licenses and appurtenances which such Contributed Entity may now own or hereafter acquire with respect thereto.

“Registration Rights Agreement” shall have the meaning set forth in Section 7.10.

“REIT” shall have the meaning set forth in the Recitals.

“REIT Ownership Limited Waiver” shall have the meaning set forth in Section 9.2.

“Rent Roll” means, with respect to any Contributed Property, the rent roll set forth in Schedule 5.8(c)(i) attached hereto, and as updated and delivered as of the Closing Date pursuant to the Contribution Agreement.

Appendix I-8

“Representation Letter” shall have the meaning set forth in Section 7.8.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of the Person, including legal counsel, accountants, and financial advisors.

“Schedule of Non-Terminable Contracts” shall have the meaning set forth in Section 5.10.

“SDAT” means the Maryland State Department of Assessments and Taxation.

“SEC Reports” shall have the meaning set forth in Section 6.1.

“SEC” means the United States Securities and Exchange Commission.

“Specified SEC Reports” means LATA’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K included among the SEC Reports filed prior to the date of this Agreement (excluding disclosures in the “Risk Factors” sections of any such SEC Reports).

“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.

“Subsequent Closing” shall have the meaning set forth in Section 9.1.

“Subsequent Closing Date” shall have the meaning set forth in Section 9.1.

“Subsidiary” means, (i) in respect of LATA, any “subsidiary” of LATA as such term is defined in Rule 1-02 of Regulation S-X, including, without limitation, LATA Holdings, and (ii) in respect of any other Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management of which, directly or indirectly, through one or more intermediaries, (C) directly or indirectly through Subsidiaries owns more than 50% of the equity interests or (D) is a general partner.

“Surveys” shall have the meaning set forth in Section 3.1(b).

“Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer (but expressly excluding any transfer tax), ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Governmental Authority, whether disputed or not, but expressly excluding any reassessment of a Contributed Property for any post-closing tax year due to the closing of the transactions contemplated herein, including the transfer of the Contributed Interests or Contract Rights, or any interest or penalties incurred in connection with such change of ownership.

Appendix I-9

“Tax Protection Agreement” shall have the meaning set forth in Section 7.9 and “Tax Protection Agreements” means all of the Tax Protection Agreements.

“Tax Return” shall mean any report, return, or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) required under applicable Law to be supplied (or actually supplied) to a Governmental Authority or a third party in connection with Taxes

“Tenant(s)” shall mean, with respect to any Contributed Property, the non-commercial tenant(s), licensee(s) or occupant(s) under any Leases in effect at the Real Property.

“Title Commitments” shall have the meaning set forth in Section 3.1(a)

“Title Company” means Chicago Title Insurance Company, or any other title insurance company selected from time to time by the LATA Parties.

“Transaction Agreements” shall mean this Agreement, the Contribution Agreements, the Contract Assignments, the Registration Rights Agreement, the Tax Protection Agreements, the Common Investment Agreement and the LP Purchase Agreements.

“Transaction Documents” shall have the meaning set forth in Section 5.1.

“Transactions” means the contribution and assignment transactions contemplated by this Agreement, the Contribution Agreements, the Contract Assignments and the transactions contemplated by the Common Investment Agreement.

“Transfer Taxes” shall mean any transfer, sales, use, recordation or other similar taxes, impositions, expenses or fees incurred in connection with the sale, transfer or conveyance of Contributed Interests, Contract Rights, Contributed Entities and/or Contributed Properties to the LATA Parties. Transfer Taxes shall not include, and the EL Entities shall be solely responsible for, any Taxes due in respect of their income, net worth or capital, if any, and any privilege, sales and occupancy taxes, and any other Taxes, due or owing to any Governmental Authority in connection with the operation of the Contributed Entity and the Contributed Property for any period of time prior to the Closing, and the Parties be solely responsible for all such Taxes for any period from and after the Closing. Further, Transfer Taxes shall not include any sales, use, recordation or other similar Taxes, impositions, expenses or fees arising prior to the Closing or related to any period prior to the Closing. Further, any income Tax arising as a result of the contribution, sale and transfer of the Interests, the Contributed Entity or Contributed Property to the LATA Parties shall be the sole responsibility of the EL Entities.

Appendix I-10

SCHEDULE A

CONTRIBUTION STRUCTURE CHART

Property	Contributed Entity	Contributors	Agreement	Tax Protection	Consideration

Courtyards on the River (Heitman)	Sonoma Partners DE, LLC	1. Boukris 2. ADMG 191 Partners LP	1. Contract Assignment – 90% LP Interest 2. Contribution Agreement – 10% GP Interest	1. No. 2. No.	1. 15,780 OP Units, as described in the Assignment and Assumption Agreement for all of Boukris’ assignments of Heitman Pool 2. 45,169 OP Units, as described in the Contribution Agreement

Avondale by the Lakes (Heitman)	191 II Landmark Holdings LLC	1. Boukris 2. ADMG 191 Partners LP	1. Contract Assignment – 90% LP Interest 2. Contribution Agreement – 10% GP Interest	1. No. 2. No.	1. 15,780 OP Units, as described in the Assignment and Assumption Agreement for all of Boukris’ assignments of Heitman Pool 2. [77,702]* OP Units, as described in the Contribution Agreement

Fountain Oaks (Heitman)	Royal Green Partners, LLC	1. Boukris 2. ADMG 191 Partners LP	1. Contract Assignment – 90% LP Interest 2. Contribution Agreement – 10% GP Interest	1. No. 2. No.	1. 15,781 OP Units, as described in the Assignment and Assumption Agreement for all of Boukris’ assignments of Heitman Pool 2. 1,848 OP Units, as described in the Contribution Agreement

Grand Terraces (Hunt Pool 2)	EPCR Investors LLC	1. EL 2. ADMG Partners LP	1. Contract Assignment – 90% LP Interest 2. Contribution Agreement – 10% GP Interest	1. No. 2. No.	1. $10.00 in cash 2. 37,665 OP Units, as described in the Contribution Agreement

Stanford Reserve (Hunt Pool 2)	EPCR Investors LLC	1. EL 2. ADMG Partners LP	1. Contract Assignment – 90% LP Interest 2. Contribution Agreement – 10% GP Interest	1. No. 2. No.	1. $10.00 in cash 2. 76,089 OP Units, as described in the Contribution Agreement

Lexington on the Green (Hunt Pool 1)	FairCave Investors LLC	1. EL LR OPT II REIT LP (“OPT REIT”) 2. ADMG FairCave Partners LP	1. Contract Assignment – 90% LP Interest 2. Contribution Agreement – 10% GP Interest	1. Yes. 2. No.	1. 386,938 OP Units, as described in the Assignment and Assumption Agreement 2. [84,145]* OP Units, as described in the Contribution Agreement

Caveness Farms (Hunt Pool 1)	FairCave Investors LLC	1. OPT REIT 2. ADMG FairCave Partners LP	1. Contract Assignment – 90% LP Interest 2. Contribution Agreement – 10% GP Interest	1. Yes. 2. No.	1. 386,938 OP Units, as described in the Assignment and Assumption Agreement 2. [42,177]* OP Units, as described in the Contribution Agreement

*	The number of OP Units to be delivered in consideration for each of the contributions denoted in this Schedule A with an asterisk (*) is subject to adjustment for proration as set forth in the applicable Contribution Agreement; provided, that the aggregate number of the denoted OP Units (as so adjusted), together with the number of OP Units to be delivered pursuant to the remaining Contribution Agreements identified above, shall not exceed, in the aggregate, 1,200,000 OP Units.

Appendix I-2